UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ZIONS BANCORPORATION

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April 12, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 25, 2012, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.

We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 13, 2012, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

Shareholders, media representatives, analysts and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons

Chairman, President & Chief Executive Officer

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 25, 2012

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:	May 25, 2012
Time:	1:00 p.m., local time
Place:	Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our Web site at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect ten (10) directors for a one-year term (Proposal 1).

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2012 (Proposal 2).

3.	To approve, on a nonbinding advisory basis, the compensation paid to our executive officers with respect to the fiscal year ended December 31, 2011 (Proposal 3).

4.	To vote on amendments to the Company’s Amended and Restated 2005 Stock Option and Incentive Plan, including an amendment to increase the number of shares authorized for issuance under the plan (Proposal 4).

5.	To approve, for purposes of Section 162(m) of the Internal Revenue Code, the Company’s 2012 Management Incentive Compensation Plan to preserve the tax deductibility of awards made under the plan (Proposal 5).

6.	To vote on a shareholder proposal that we adopt a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives in certain circumstances described in the proposal (Proposal 6).

Record Date: Only shareholders of record on March 21, 2012, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors

Thomas E. Laursen

Corporate Secretary

Salt Lake City, Utah

April 12, 2012

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION

Your proxy is solicited by the Board of Directors of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 25, 2012, at 1:00 p.m. local time.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 13, 2012, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the proxy materials, to our shareholders of record as of March 21, 2012, the record date for the Annual Meeting (the “Record Date”).

Your proxy will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of the ten directors listed on pages three through five to a one-year term of office (Proposal 1);

➢	FOR ratification of our independent registered public accounting firm for fiscal 2012 (Proposal 2);

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our executive officers named in this Proxy Statement with respect to the fiscal year ended December 31, 2011 (Proposal 3);

➢

FOR approval of amendments to the Company’s Amended and Restated 2005 Stock Option and Incentive Plan, including an amendment to increase the number of shares authorized for issuance under the plan (Proposal 4);

➢	FOR approval of the Company’s 2012 Management Incentive Compensation Plan to preserve the tax deductibility of awards made under the plan (Proposal 5); and

➢

AGAINST a shareholder proposal regarding a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives in certain circumstances described in the proposal (Proposal 6).

You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.

The only shares that may be voted at the Annual Meeting are the 184,161,981 common shares outstanding at the close of business on the Record Date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. Each nominee for director will be elected if he or she receives a plurality of the votes cast; however, if any nominee does not receive the affirmative vote of a majority of the votes validly cast, he or she will be elected to a 90-day term of office. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the Record Date, or 92,080,991 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.

If you validly submit a proxy solicited by the Board of Directors, or the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If you submit a proxy solicited by the Board but do not specify the manner in which the shares are to be voted on a proposal, the shares will be counted “FOR” Proposals 1 through 5, and “AGAINST” Proposal 6.

If you submit your proxy but indicate that you want to “ABSTAIN” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal.

Please note that under the New York Stock Exchange, or NYSE, rules affecting all public companies, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of independent auditors (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve executive compensation on a nonbinding advisory basis (Proposal 3), on the proposals to amend and approve the compensation plans described in the proposals (Proposals 4 and 5), or on the shareholder proposal on a policy for the recoupment of incentive compensation (Proposal 6), unless you provide specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers and employees may solicit proxies in person, by mail or telephone, but they will receive no extra compensation for doing so.

OUR BOARD OF DIRECTORS

Our Board consists of 10 members. The term of office for each of these directors expires this year. The proposal for the election of those directors (Proposal 1) begins on page 48 of this Proxy Statement.

The names, ages and biographical information for each nominee to our Board of Directors are set forth below.

Director Nominees

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Jerry C. Atkin Age 63 Director since 1993 Present term expires 2012

Mr. Atkin is Chairman and Chief Executive Officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

R. D. Cash Age 69 Director since 1989 Present term expires 2012

Mr. Cash is a former chairman, president and chief executive officer of Questar Corporation, headquartered in Salt Lake City, Utah, and a director of Questar Corporation, Associated Electric and Gas Insurance Services Limited and National Fuel Gas Company.

Mr. Cash’s experience in running a large, publicly traded company and energy expertise is a great asset to the Board. He has served as director of our subsidiary Zions First National Bank and the Federal Reserve Bank of San Francisco (Salt Lake City Branch). Mr. Cash benefits the Board through his broad knowledge of the Utah and Texas markets. He is also a former director of TODCO, and Energen Corp., a public company listed on the New York Stock Exchange, and is a director of the Ranching Heritage Association.

Patricia Frobes Age 65 Director since 2003 Present term expires 2012

Ms. Frobes formerly served as Group Senior Vice President for Legal Affairs and Risk Management and General Counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings an in-depth real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLC, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on Reform of Anti-Deficiency Laws.

J. David Heaney Age 63 Director since 2005 Present term expires 2012

Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. While on Amegy’s board, he was a member of Amegy’s executive, risk and compensation committees, and chairman of its audit committee. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc., a New York stock exchange listed company. Mr. Heaney was a partner in the law firm of Bracewell & Patterson (now Bracewell & Giuliani).

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Roger B. Porter Age 65 Director since 1993 Present term expires 2012

Dr. Porter serves as the IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc.

Dr. Porter benefits the Board with his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, most recently as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. He was also Director of the White House Office of Policy Development in the Reagan Administration and Executive Secretary of the President’s Economic Policy Board during the Ford Administration. He is the author of several books on economic policy. Dr. Porter has also gained extensive financial and risk management expertise through his service on the audit committees of Zions and several other companies.

Stephen D. Quinn Age 56 Director since 2002 Present term expires 2012

Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings and other transactions for some of America’s best-known corporations. Mr. Quinn chairs our Audit Committee. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Harris H. Simmons Age 57 Director since 1989 Present term expires 2012

Mr. Simmons is Chairman, President and Chief Executive Officer of Zions Bancorporation, and Chairman of Zions First National Bank. He is a director of Questar Corporation where he serves on the audit, and governance and nominating committees. Mr. Simmons is also a director and member of the audit committee at O.C.Tanner Company, and serves as a director and member of the audit and compensation committees of National Life Holding Company.

Mr. Simmons’ nearly 40 years of experience in banking and leadership of the Company has been invaluable to the Board. During his tenure as our president and then chairman and CEO, we have grown from $3 billion in assets to our present $53 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
L. E. Simmons Age 65 Director since 1978 Present term expires 2012

Mr. Simmons is the founder and President of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Continental Holdings, Inc.

Mr. Simmons brings extensive finance, investment, and mergers and acquisition experience to the Board. Over the past 19 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oilfield service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the energy industry and of the Texas market. Mr. Simmons is the brother of Harris Simmons, our Chairman and CEO.

Shelley Thomas Williams Age 60 Director since 1998 Present term expires 2012

Ms. Williams is a public affairs/communications consultant based in Sun Valley, Idaho.

Ms. Williams’ wide-ranging experience in media and public relations has been a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a Trustee of the University of Utah from 1991–2001 and a member of the International Women’s Forum.

Steven C. Wheelwright Age 68 Director since 2004 Present term expires 2012

Dr. Wheelwright is president of Brigham Young University-Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University-Idaho from 2006–2007, and as the Baker Foundation Professor and Senior Associate Dean, Director of Publication Activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as Senior Associate Dean, where he was responsible for the M.B.A. program at HBS. He has taught in a number of HBS Executive Education Programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Professor Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our full Board held 12 meetings during 2011. In addition, the non-management directors met regularly in confidential sessions. We refer to such meetings of the non-management directors as “executive sessions.” The chair of the Executive Committee, Roger B. Porter, who is an independent director, served as the Presiding Director at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s annual shareholders’ meeting, except for Mr. Heaney, who was excused to attend a family function. The Board conducts a periodic self-assessment. All of our directors are expected to attend the six regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our annual shareholders’ meeting and our annual shareholders’ meeting.

Our Board has determined that eight of our 10 Board members are “independent” directors, as defined by the rules of the Securities and Exchange Commission, or the SEC, the listing standards of The Nasdaq Stock Market, or Nasdaq, and our Corporate Governance Guidelines. Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under the rules of Nasdaq; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the CEO of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

The Board typically invites members of management, including our vice chairman and chief financial officer, or CFO; general counsel, and our managers over Investments, Human Resources, Internal Audit, Credit Administration, Risk Management, Compliance and Credit Examination to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Board Leadership Structure

Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris Simmons, has over 40 years of experience with the Company, including more than two decades of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both Chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure, which includes regular executive sessions chaired by an independent Presiding Director and meetings with the Company’s external auditors, internal auditors, and other consultants, an active and robust compliance program, and active Board and committee members, provides appropriate oversight of the Company’s policies and business, and that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.

At our annual meeting of shareholders in 2010, shareholders voted on a shareholder proposal to separate the roles of chairman and CEO. Only 8% of the votes cast favored such a change, evidencing strong shareholder support for our current leadership structure that combines the roles.

In keeping with the strong independence of our Board’s membership, our Board’s Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, and a majority of our Risk Oversight and Executive Committee members are independent. All five of our standing committees are chaired by independent directors.

Under the Company’s Corporate Governance Guidelines, the Chairman of the Executive Committee, an independent director, serves as the “Presiding Director.” The role of the Presiding Director is to:

•	discuss with other directors any concerns they may have about the Company and its performance and relay those concerns, where appropriate, to the full Board;

•	be available to be consulted by any of the senior executives of the Company as to any concerns the executive might have;

•	consult with our CEO regarding the concerns of directors or senior executives;

•	be available to communicate with shareholders;

•	preside at executive sessions of the Board;

•	help develop and approve Board meeting schedules, agendas and information; and

•	if desired, call meetings of our independent directors.

Our Board of Directors has five standing committees, namely:

•	the Executive Committee,

•	the Audit Committee,

•	the Risk Oversight Committee,

•	the Executive Compensation Committee, and

•	the Nominating and Corporate Governance Committee.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The written charters are posted on our Web site at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters on an annual basis. The full Board then approves the charters, with any revisions it deems appropriate based on the committees’ recommendations.

The Board appoints one member of each of the committees as the chairperson, with the chair to be rotated periodically. The committee calendars, meetings and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓	✓			✓*
R. Don Cash			✓	✓	✓
Patricia Frobes	✓		✓*	✓
J. David Heaney		✓	✓
Roger B. Porter	✓*			✓	✓
Stephen D. Quinn	✓	✓*	✓
Harris H. Simmons	✓
L. E. Simmons			✓
Shelley Thomas Williams		✓		✓
Steven C. Wheelwright	✓			✓*	✓

*	Committee Chair

Executive Committee

Our Executive Committee has six members, and reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The Executive Committee did not meet in 2011. The chairman of the Executive Committee is an independent director and serves as the Presiding Director.

Audit Committee

Our Audit Committee has four members, and met 13 times in 2011. Each of the members is independent as defined by our Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Committee. The Board has determined that each member of the Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. J. David Heaney is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and Nasdaq’s listing standards.

Risk Oversight Committee

The Risk Oversight Committee was formed in October 2011, to replace our Credit Review Committee. The Risk Oversight Committee is comprised of the same five members that formerly served on the Credit Review Committee. Four of these five members are independent directors.

The Credit Review Committee met four times in 2011. The Committee monitored the results of internal credit examinations and reviewed our adherence to the policies established by the Board and by management with respect to credit-related issues for all of our subsidiary banks.

The Risk Oversight Committee provides oversight of our enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to identify, assess, measure, and manage the Company’s material risks. The Committee assists the Board and its other committees that oversee specific risk-related issues, and serves as a resource to management, including the Company’s Enterprise Risk Management Committee, or ERMC. The Committee enhances the Board’s understanding of the Company’s overall risk profile in light of the Company’s approved risk tolerance.

Executive Compensation Committee

Our Executive Compensation Committee has five members, and met seven times in 2011. The Committee is comprised solely of independent directors as defined by our Corporate Governance Guidelines. None of the members of the Committee during 2011 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, nor has any of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years.

The purpose of the Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s senior executive compensation arrangements with a view towards assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks and avoiding jeopardy to the safety and soundness of the Company. The Committee also evaluates shareholder concerns regarding executive compensation and produces reports, filings and certifications related to compensation, in accordance with the rules and regulations of the SEC; the United States Department of the Treasury, or Treasury Department; the Board of Governors of the Federal Reserve System, or Federal Reserve; and other governmental agencies. The Committee may, in its discretion, delegate portions of its duties and responsibilities to a subcommittee thereof. The manner in which the Committee oversees and determines the compensation of our CEO and other executive officers is described below under “Compensation Discussion and Analysis.” More specifically, the duties and responsibilities of the Committee are detailed in the Executive Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has four members who met three times in 2011. Each member is independent as defined by our Corporate Governance Guidelines. The Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of our Board, reviews potential candidates for membership on the Board and recommends nominees to the Board.

In identifying and recommending nominees for positions on the Board, the Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely:

•	personal qualities and characteristics, accomplishments and professional reputation;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	diversity of viewpoints, backgrounds and experience;

•	the ability and skill set required to chair committees of the Board; and

•	relevant significant experience in public companies.

The Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members individually meet the criteria and collectively possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

Although the Board does not have a separate policy regarding diversity, it believes it is benefited by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Committee in evaluating individuals for nomination to the Board.

The Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the Chairperson of the Committee enters into a discussion with that nominee.

The Committee also considers nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Committee for election at our 2013 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 59 under “Shareholder Proposals for 2013 Annual Meeting.”

Corporate Governance

In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•

Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;

•

the Code of Business Conduct and Ethics, which applies to our senior financial officers, including our principal executive officer, principal financial officer and controller, as well as to all employees;

•	a Directors Code of Ethics for members of the Board of Directors;

•	a Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers and 5% shareholders without necessary approval and disclosure;

•	Stock Ownership and Retention Guidelines, which require our executive officers and directors to hold specified amounts of our common shares;

•	an Excessive and Luxury Expenditures Policy, which restricts the incurrence of expenditures deemed to be excessive; and

•

a Compensation Clawback Policy, which makes incentive compensation subject to repayment in circumstances specified by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and regulations promulgated under those laws.

These guidelines and policies are posted on our Web site at www.zionsbancorporation.com, and can be accessed by clicking on “Corporate Governance.” Information concerning purchases and sales of our equity securities by our executive officers and directors is also available on our Web site.

Board Involvement in Risk Oversight

Our Board of Directors oversees our overall risk management process, which is designed to ensure that the amounts and types of risk that we undertake are in alignment with the business strategies, risk appetite and policies that we have established to control that risk. Our Board oversees our risk policies and procedures either through actions of the full Board or through the actions of the Board’s Risk Oversight, Audit and Executive Compensation Committees. Based on information from its committees and management, including the ERMC, the Board approves corporate policies relating to risk management, asset liability management, capital management, credit administration, executive compensation, and various other compliance and risk matters. The Risk Oversight Committee oversees risks across the entire enterprise. It formally reports to the full Board on a regular basis and recommends any actions that the Risk Oversight Committee deems necessary to enhance our risk management practices. The Audit Committee similarly reports to the Board at least quarterly and recommends any actions it deems necessary to strengthen the Company’s financial reporting, internal controls, compliance activities and other matters. The Executive Compensation Committee reports to the full Board at each meeting of the Board following a committee meeting. Our Board also monitors, reviews and reacts to various reports and recommendations presented by our management, internal and external auditors, counsel, and regulators. Through these reports, the Board obtains an understanding of the risks of our business strategies, how our management assesses, quantifies and manages those risks, and how management sets our enterprise-wide risk management policies and procedures. This oversight by our full Board helps ensure that our management is properly focused on managing risks and that our policies and practices do not encourage unnecessary or excessive risk taking. Although our Board understands that a degree of risk is inherent in any business operation, it strives to ensure that risk management is a part of our business culture, and that our policies and procedures for assessing, monitoring and limiting risk are part of our daily decision-making processes.

Board Committee Oversight

Our Board committees assist in our overall risk management in a variety of ways, including the following:

Our Risk Oversight Committee assists the Board and its other committees involved in risk review and acts as a resource to management, including its ERMC. The Risk Oversight Committee coordinatates, through joint meetings or otherwise, with the Audit Committee for review of the allowance for credit losses, corporate-wide compliance, and other areas of joint responsibility, and works with the Executive Compensation Committee to review compensation-related risks. The Risk Oversight Committee meets at least quarterly, at times and places determined by the Committee’s chairman, who is an independent director. Its primary responsibility is one of oversight; it has no duty to assure compliance with laws and regulations or to conduct investigations. The Committee oversees management’s implementation of an enterprise risk management framework, including the develoment of effective policies, processes and procedures designed to properly control, quantify and manage risks. Risk elements include those related to credit, interest rates, market, liquidity and operational risks. The Committee regularly receives comprehensive reports from the ERMC and other management, reviews management’s assessment of the Company’s aggregate risk profile, and strives to ensure that management’s assessment of risk aligns with the Company’s strategic plans, risk capacity and appetite, and goals and objectives. The Company’s director of Credit Examination reports directly to the Risk Oversight Committee, which reviews the performance and, when necessary, oversees the replacement of the individual in that position. The Committee reviews high-risk loan portfolios and concentrations, credit trends, lending policies and the allowance for credit losses. The Committee reviews the examination reports of the Federal Reserve, OCC, FDIC, Consumer Financial Protection Bureau and any other applicable federal or state banking regulatory agency or authority relating to the Company’s risk management activities. The Committee performs such other duties and responsibilities as may be directed by the Board or required by applicable laws, rules or regulations, and reports to the Board on a regular basis to enhance the Board’s understanding of the Company’s overall risk tolerance and management.

Our Audit Committee is responsible for the oversight of our internal control environment and our overall business controls, which are designed to ensure that they are effective for purposes of providing our Board and management with necessary information and complying with regulatory standards, including standards for effectiveness and adequacy under the Sarbanes-Oxley Act. It addresses our financial controls through its reviews of our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of internal audit, credit examination, compliance, risk management and the general counsel on any significant matter at least quarterly. It also receives input from our senior management, including executives from our affiliate banks. These include reports on the allowance for credit losses, testing under the Sarbanes-Oxley Act, general regulatory compliance, overall internal controls and outstanding legal matters. Our Director of Internal Audit reports directly to the Audit Committee. Our external auditors also provide quarterly updates and communications to the Audit Committee.

Our Executive Compensation Committee reviews with our senior risk officers (including our executive vice president of Risk Management) and external consultants, as appropriate, senior executive officer and overall compensation arrangements, with a view to ensuring that those arrangements do not encourage unnecessary and excessive risk taking. As noted in the section entitled “Compensation Discussion and Analysis,” the Committee also evaluates the compliance of our compensation arrangements with the limitations and restrictions under the Treasury Department’s Capital Purchase Program, or CPP, and other governmental programs.

Certain Authorities of Committees

According to their charters, each of the Board’s Committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee during 2011 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2011, the Audit Committee met 13 times, and discussed with the CEO, CFO, controller, internal auditors and an independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the PCAOB, SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic performance self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2011, with management, internal and external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Stephen D. Quinn, Chairman

Jerry C. Atkin

J. David Heaney

Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company.

Individual	Principal Occupation During Past Five Years(1)
Harris H. Simmons Age 57 Officer since 1981	Chairman, President and Chief Executive Officer. Chairman of Zions First National Bank; Director, Questar Corporation, National Life Holding Company, and O.C. Tanner Co.

James R. Abbott Age 38 Officer since 2009 Bruce K. Alexander Age 59 Officer since 2000

Senior Vice President, Investor Relations. Prior to 2009, Senior Vice President and Equity Analyst (including with respect to the Company) with FBR Capital Markets.

Executive Vice President. Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).

A. Scott Anderson Age 65 Officer since 1997	Executive Vice President. President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch) 2003-2008; officer of Zions First National Bank since 1990.

Doyle L. Arnold Age 63 Officer since 2001	Vice Chairman and Chief Financial Officer.

David E. Blackford Age 63 Officer since 2001	Executive Vice President.; Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc.; officer of California Bank & Trust since 1998.

George M. Feiger Age 62 Officer since 2003	Executive Vice President. President and Chief Executive Officer of Contango Capital Advisors.

Dallas E. Haun Age 58 Officer since 2007	Executive Vice President of the Company; President and Chief Executive Officer of Nevada State Bank.

W. David Hemingway Age 64 Officer since 1997	Executive Vice President, Capital Markets & Investments. Executive Vice President of Zions First National Bank; officer of Zions First National Bank since 1977.

Alexander J. Hume Age 38 Officer since 2006	Senior Vice President and Corporate Controller. Prior to March 2010, Vice President and Assistant Corporate Controller.

Thomas E. Laursen Age 60 Officer since 2004	Executive Vice President, General Counsel and Secretary.

Keith D. Maio Age 54 Officer since 2005	Executive Vice President. President and Chief Executive Officer of National Bank of Arizona; officer of National Bank of Arizona since 1992.

Dean L. Marotta Age 59 Officer since 2003	Executive Vice President, Risk Management.

Scott J. McLean Age 55 Officer since 2006	Executive Vice President. Chief Executive Officer, Amegy Bank N.A.; prior to December 2009, President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 2002.

Individual	Principal Occupation During Past Five Years(1)
Kenneth E. Peterson Age 62 Officer since 2010	Executive Vice President, Credit Administration. Prior to May 2010, Executive Vice President of Wells Fargo & Co.

Joseph L. Reilly Age 58 Officer since 2011	Executive Vice President, Technology and Operations Systems since July 2011. Officer of Zions Management Services Company since 2001.

Stanley D. Savage Age 66 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.; Chairman of The Commerce Bank of Oregon.

Steve D. Stephens Age 53 Officer since 2010	Executive Vice President. President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 1990.

(1)	Officers are appointed for indefinite terms of office and may be removed or replaced by our Board of Directors, or by the supervising offer to whom the officer reports.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2011 Compensation

In 2011, our executive compensation decisions were influenced primarily by three factors: the Company’s improving financial performance and return to profitability, the restrictions on executive compensation imposed by our participation in the Treasury Department’s Capital Purchase Program, or CPP, and the competitive alignment of our executive compensation with peer financial institutions.

The Company returned to profitability in 2011, our credit quality continues to improve, core risks have been significantly reduced, and our charge-offs remain below industry levels. Because our executive compensation programs are designed, among other purposes, to align the compensation of our executives with the financial performance of the Company and the interests of the Company’s shareholders, the Company’s 2011 financial performance also impacted the compensation for the Company’s named executive officers, or NEOs, for 2011.

Under the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, or the Interim Final Rule, issued by the Treasury Department under the CPP, we may only compensate our NEOs and certain other senior executives through annual cash salary, annual stock salary and annual CPP-compliant restricted stock grants, the value of which may not exceed 50% of the value of their annual cash and stock salary. These CPP restrictions, which are described further below, have required us to modify the structure of our compensation packages.

In light of these factors, the Executive Compensation Committee, or Committee, took the following actions, among others, with respect to 2011:

•

It continued the freeze, established in 2009, on the cash salaries of the Company’s CEO, CFO and three other most highly compensated executive officers, referred to in this Proxy Statement as the NEOs.

•

It approved the issuance of stock salary to the Company’s CEO, CFO and three other NEOs, as well as other members of the Executive Management Committee, or EMC. One of the Committee’s key objectives in making its stock salary determinations for 2011 was to provide flexibility in awarding the NEOs, and other members of the EMC, a level of total compensation commensurate with our performance, peer company compensation and other factors.

•

It approved grants of CPP-compliant long-term restricted stock to the Company’s NEOs and other members of the EMC. Under CPP compensation rules these restricted stock grants serve as incentive compensation to our NEOs and other highly compensated officers. Based on information provided by the Committee’s compensation consultant, these grants, when combined with the cash and stock salary delivered to the NEOs during 2011, resulted in total compensation levels to our NEOs in 2011 that were on average approximately 12 percent below the market median total compensation for similarly situated executives at peer financial institutions. The grants were subject to vesting provisions mandated by the Interim Final Rule which are more restrictive than those contained in restricted stock grants historically made by the Company.

In light of changing regulatory requirements and expectations relating to compensation of banking organization executives, in 2011 the Committee began considering issues relevant to the future design of the Company’s compensation structure after the Company is no longer subject to the Interim Final Rule. In this regard, the Committee retained its independent executive compensation consulting firm, McLagan, to assist it with the interpretation of new rules, guidance and requirements issued by various regulatory authorities, help identify competitive compensation alternatives to consider when designing future compensation packages for the CEO and other members of the EMC, and inform management and the Committee of prevailing practices in general and especially within our defined peer group. In addition, as detailed below under “Setting Executive Compensation,” the Committee retained McLagan to help it evaluate the current competitive alignment of the Company’s executive compensation levels and structures.

Compensation Philosophy and Objectives

The Committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy for executive officers. The Committee seeks to establish total compensation for members of the EMC that it believes to be fair, reasonable, and competitive and to properly balance various objectives. The Committee believes that the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of the shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry;

•	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	compensate our executives for managing our business to meet our long-range objectives;

•

align the interests of our executive officers and shareholders by rewarding performance above established targets, particularly with regard to earnings growth, credit quality and return on equity, with the ultimate objective of improving shareholder value, while not incentivizing excessive and unnecessary risk taking; and

•	create fairness among the executive management team by recognizing the contributions each executive makes to our success.

In addition, our compensation philosophy requires that the foregoing objectives be pursued in a manner that seeks to eliminate and disincentivize risks that are unnecessary or excessive or could jeopardize the safety and soundness of the Company. Historically, risk mitigation concerns were balanced with other objectives through features of our compensation plans that exposed our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. In past years, this balancing of objectives and risk concerns was furthered by three important design characteristics of our executive compensation arrangements:

•	A large component of an executive’s total potential compensation was performance-based, including annual cash bonuses, multi-year vesting equity grants and long-term performance plan units.

•

A large component of an executive’s realizable performance-based compensation was dependent on long-term financial performance, including multi-year vesting equity awards and long-term performance plan units.

•

A large portion of an executive’s potential and previously realized compensation was subject to risk of diminution or lost value, through the multi-year vesting of equity grants, the multi-year performance period under the long-term performance plan units and adherence to our stock ownership and retention guidelines.

As noted above, under the Interim Final Rule, many of the performance-oriented elements of our historical executive compensation arrangements are not permitted or are significantly restricted while the Company is a participant in the CPP. Accordingly, many of the performance-based elements in our historical executive compensation program required modification and/or elimination. The changes to our executive compensation structure resulting from the Interim Final Rule are discussed in the following sections.

In recent years, federal bank regulatory agencies have adopted or proposed guidance and rules designed to regulate in substantial detail the manner in which we and other banking organizations compensate our officers and employees. These regulations will likely require that a substantial portion of the incentive compensation paid to our senior officers be subject to to deferral and adjustment, involving reduction, clawback or disgorgement based on actual losses or other measures that are realized or become better known over a multi-year period after the compensation award, or that such compensation otherwise be reduced for risks associated with the business activities of the executives receiving the compensation. Although the Company believes its historic compensation practices were generally consistent with regulatory guidance and proposals, it is likely that various aspects of our compensation programs will be dictated by regulatory agencies after the Interim Final Rule ceases to be applicable to us.

In addition, adopted and proposed regulatory guidance and rules require us to develop an extensive compensation compliance program, to review the program at least semi-annually, and to eliminate or mitigate undue risks. The Committee, together with the Company’s senior risk officers, participates in this review and oversees the Company’s compensation compliance program.

Participation in Capital Purchase Program

In connection with our participation in the CPP, we are required under current regulations for the duration of the period that the Treasury Department holds preferred stock issued by the Company under the CPP, or the CPP Preferred Shares, to take the following actions or submit to the following limitations with respect to our executive compensation arrangements relating to our senior executive officers, or SEOs, as defined under the Interim Final Rule:

•	Prohibit golden parachute or other severance payments by the Company to any SEO or any of our next five most highly compensated employees.

•

Prohibit the Company from paying or accruing any bonus, retention award, or incentive compensation to any SEO and up to 20 of the next most highly compensated employees during the period in which any of our obligations under the CPP remains outstanding. An exception is provided for grants of long-term restricted shares that meet certain conditions and that have a value of not more than one-third of the total compensation of the employee receiving the award.

•	Facilitate an annual, nonbinding, advisory shareholder vote on our executive compensation programs.

•

Require that our senior risk officer(s) meet at least semi-annually with the Committee to discuss and evaluate employee compensation plans in light of an assessment of any excessive risks posed to the Company from the plans.

•	Adopt a Company-wide policy prohibiting “excessive” or “luxury” expenditures.

•

Require that SEO bonus and incentive compensation be subject to recovery or “clawback” by the Company if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. (A similar requirement is also imposed under Section 302 of the Sarbanes-Oxley Act.)

•

Limit compensation deductibility under Section 162(m)(5) of the Internal Revenue Code, or Code, which reduces the annual tax deduction limit for remuneration paid to the SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the exception to the deduction limit for performance-based compensation.

•	Require our CEO and CFO to annually make written certifications as to our compliance with the requirements described above.

The Company’s SEOs currently consist of the same executive officers as are designated NEOs for purposes of this Proxy Statement, namely Harris H. Simmons, Doyle L. Arnold, Scott J. McLean, David E. Blackford and A. Scott Anderson.

In order to comply with the Interim Final Rule’s requirements, we have entered into a written agreement with each of our NEOs and other selected employees who are or could potentially become subject to these restrictions. In addition, the Company has adopted a compensation clawback policy and a luxury and excessive expenditures policy. These agreements and policies have the effect of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, as described in this section, as necessary to comply with the CPP and Interim Final Rule requirements described above for any year in which the Treasury Department holds the CPP Preferred Shares. As a result, all NEO compensation arrangements are limited in accordance with these regulatory requirements. These agreements also permit the Company to take any actions necessary to amend the NEOs’ incentive compensation arrangements in the event that the Committee determines, pursuant to the analysis described below, that any such arrangements encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company.

As noted above, in connection with its participation in the CPP, the Committee met semi-annually with our chief risk management officer or other senior risk managers acting in this capacity to discuss and review the relationship between the Company’s risk management policies and practices and all of the Company’s employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten the value of the Company. The Committee, on behalf of the Company, must certify that it has completed the review and taken any necessary actions. A description of this risk assessment and the process taken to complete the report is provided in the Committee Report beginning on page 32 of this Proxy Statement.

In 2009, 2010 and 2011, also in connection with its participation in the CPP, the Company conducted nonbinding, advisory shareholder votes regarding executive compensation. We received majority approval in all three years. Although the Committee took into account the outcome of these votes when considering executive compensation, the Company did not make any changes to its compensation policies as a result of these votes.

Additional compensation-related actions taken by the Company and the Committee during 2011 in order to comply with the requirements of the CPP and the Interim Final Rule are described in the following sections.

Setting Executive Compensation

The Committee determines the structure of compensation packages, the potential compensation opportunities and the actual compensation payments for our CEO and, based partly on the recommendations of our CEO, our other NEOs and members of our EMC. To assist it in making these determinations, the Committee establishes general compensation targets, retains an independent compensation consultant for advice on compensation design and levels and reviews comparative compensation studies prepared by that consultant.

To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders, the Company’s goal is to provide a competitive total compensation package. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries and annual cash compensation to the market median (50th percentile) of base salaries and annual cash compensation paid to similarly situated executives of comparable companies (or other relevant benchmarks). Historically, the Committee has also believed it is appropriate to make awards of long-term incentive compensation that are above the market median for performance that exceeds the median of comparable companies.

In the third quarter of 2010, the Committee retained a new independent compensation consulting firm, McLagan, to advise the Committee on the fairness and reasonableness of the Company’s executive compensation programs. McLagan was selected as the Committee’s independent advisor due to the quality of its reputation and specialization in completing such assignments for leading financial services companies as well as their familiarity and experience in guiding other commercial banks through the challenges presented by the new and evolving regulatory environment affecting employee compensation in the financial services industry.

In making compensation decisions, the Committee has historically compared each element of total compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is reviewed and updated periodically by the Committee, consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and shareholder investment.

After McLagan was retained in the third quarter of 2010, it worked with the Committee to re-examine the appropriateness of the Custom Peer Group, in light of the changes in that peer group as a result of mergers and other factors. An analysis revealed that we were smaller than the majority of our Custom Peer Group across a mix of factors including: total assets, net revenues, market capitalization and total number of employees. The Committee believes that standard practice is to be at approximately the median. The fact that we were below median created the risk that future comparative studies based on the Custom Peer Group could result in inflated compensation for our executives. The Committee approved a new set of peers meeting these and other criteria for the competitive study. As a result, the Custom Peer Group used by the Committee for its 2010 competitive pay analysis consisted of the following companies:

• Associated Banc-Corp	• KeyCorp
• BB&T Corporation	• M&T Bank Corporation
• BOK Financial Corporation	• Marshall & Ilsley Corporation
• City National Corporation	• People’s United Financial, Inc.
• Comerica Incorporated	• Regions Financial Corporation
• Commerce Bancshares, Inc.	• SunTrust Banks, Inc.
• First Horizon National Corporation	• Synovus Financial Corp.
• Fifth Third Bancorp	• TCF Financial Corporation
• Huntington Bancshares Incorporated

The Committee also felt it was appropriate to examine the competitive alignment of its 2010 compensation decisions against projected 2010 compensation for our peers that were still participating in the CPP at the time of the study. The companies used for this aspect of the 2010 analysis consisted of the following companies:

• Associated Banc-Corp	• M&T Bank Corporation
• First Horizon National Corporation	• Marshall & Ilsley Corporation
• Fifth Third Bancorp	• Regions Financial Corporation
• Huntington Bancshares Incorporated	• SunTrust Banks, Inc.
• KeyCorp	• Synovus Financial Corp.

The comparison of our 2010 compensation against projected 2010 compensation at companies within the Custom Peer Group and the CPP peer companies revealed that our maximum potential compensation packages for senior executives was in the bottom quartile. Although this level of compensation was appropriate for 2010, continuation of these packages in 2011 would not have allowed the Committee to modify total compensation upwards in 2011 if Company performance improved. As a result, the Committee concluded that potential compensation packages for senior executives be modified in 2011 to provide greater flexibility in determining actual total compensation awards. This was achieved by increasing the salary stock component of compensation packages and anticipating that CPP-compliant restricted stock awards be made contingent upon Company performance and other factors at the end of the year in amounts that could vary between 0% and 100% of the amount permissible under the Interim Final Rule. As restructured, the 2011 compensation packages of the CEO and other members of the EMC generally allowed for potential total compensation that could range from the lowest quartile to the median of that received by similarly placed executives working at companies in the Custom Peer Group.

In the fourth quarter of 2011, the Committee retained McLagan to update its 2010 study. The only company from the Custom Peer Group used in the 2010 study that was not included in the 2011 Custom Peer Group and CPP peer companies was Marshall & Ilsley Corporation, which was acquired during 2010. The 2011 study was used to inform the Committee with respect to CPP-compliant restricted stock grants for 2011 and to set executives’ potential total compensation packages for 2012. The Committee determined the restricted stock grants and resulting total salary and restricted stock awards for 2011, as described below under “Components of Executive Compensation—Base Salary,” and “Components of Executive Compensation—Long-Term Incentive Compensation—Restricted Shares.”

Components of Executive Compensation

Compensation for each of the NEOs, as well as other senior executives, has historically been comprised of the following elements:

•	base salary

•	annual bonus

•	long-term incentives

•	Value Sharing Plans

•	stock options and/or restricted shares

•	health and welfare benefits

•	retirement benefits

•	Deferred Compensation Plan

•	401(k) Payshelter and Employee Stock Ownership Plan

•	Excess Benefit Plan

•	Cash Balance Plan

•	Supplemental Retirement Plan

•	perquisites and other personal benefits.

As a result of the restrictions imposed by the Interim Final Rule, exclusive of health, welfare and retirement benefits, the means remaining available to the Company for compensating our NEOs and other covered employees are primarily limited to cash salary, stock salary and, on a limited basis, restricted shares. Further, the Company does not have an established policy or target for the allocation between either cash and noncash or short-term and long-term compensation, because this allocation is dictated by the Interim Final Rule.

In 2010, total annual fixed compensation (cash salary plus stock salary), as well as projected 2010 total annual compensation (total annual fixed compensation plus maximum potential restricted stock) for each of the NEOs were in the lowest quartile for comparable executives employed by companies in the 2010 Custom Peer Group that remained subject to the executive compensation restrictions imposed by the Interim Final Rule. We provide a brief explanation of the factors used to determine each component of the NEOs’ compensation in the sections that follow.

Base Salary

We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered to us during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

In considering the appropriate salaries for the NEOs in 2011, the Committee considered it appropriate to account for the impact of the restrictions and limitations imposed by the Interim Final Rule on each NEO’s total compensation and added a stock salary component for each NEO.

2011 Salary Determination: The Committee approved 2011 base salaries for the NEOs in December 2010. In making its determination, the Committee took into consideration the fact that it could not approve any cash incentive payments to the NEOs for 2011 performance under the Interim Final Rule and that the value of long-term incentive awards (equity and long-term cash incentives) it could approve for 2011 would be either prohibited or significantly limited by the Interim Final Rule. One of the Committee’s key objectives in making its base salary determinations for 2011 was to preserve its ability, should performance improve in 2011, to award the NEOs, and other members of the EMC, with total compensation that is in line with the market median for similarly situated executives of the 2010 Custom Peer Group. In evaluating the appropriateness of this objective, the Committee believed it was instructive to review the Company’s performance against the 2010 Custom Peer Group across a variety of operating income and total shareholder return measures since the onset of the recent financial downturn (i.e., September 2008).

On average, the Company’s performance across these performance measures was in the 45th percentile, close to the median of the 2010 Custom Peer Group. Based on this information, performance expectations for 2011, executive retention concerns, and other considerations, the Committee believed it was appropriate to position the maximum total compensation opportunity for 2011 for the NEOs, and other EMC members, closer to the estimated market median for similarly situated executives working for companies in the 2010 Custom Peer Group. Accordingly, the Committee adopted the following 2011 base salary recommendations for the NEOs:

	2011 Cash Salary	2011 Stock Salary	2011 Total Salary
Harris H. Simmons	$875,000	$600,000	$1,475,000

Doyle L. Arnold	542,000	461,000	1,003,000

Scott J. McLean	510,000	342,000	852,000

David E. Blackford	510,000	336,000	846,000

A. Scott Anderson	518,000	326,000	844,000

There were no changes made to the 2011 cash salaries for Messrs. Simmons, Arnold, McLean, Blackford, and Anderson. The base salary increases for NEOs in 2011 were done exclusively through the issuance of higher amounts of stock salary. On average, the total salaries for NEOs increased 33 percent over the prior year. These increases provided the Committee the flexibility, due to performance improvement and other considerations, to award Messrs. Arnold, McLean, Blackford, and Anderson restricted shares in early 2012 based on 2011 performance, such that each NEO’s total compensation was consistent with the projected market median of total compensation for similarly situated executives working for companies in the 2010 Custom Peer Group. Had the Committee not deemed it appropriate to award any long-term restricted stock to these executives, their 2011 total compensation, comprised of only cash salary and stock salary, would have remained in the lowest quartile relative to their peers working for companies in the 2010 Custom Peer Group. If the Committee had decided, in view of performance and other considerations, to grant Mr. Simmons the maximum permitted long-term restricted stock bonus, his total annual compensation for 2011 would have been comparable to the target compensation available to him prior to the Company’s participation in the CPP. His maximum potential annual compensation for 2011, however, was still in the lowest quartile of pay for his peers working for companies in the 2010 Custom Peer Group.

The annual stock salary was made effective as of January 1, 2011, and was granted in bi-weekly installments during 2011 as fully vested restricted stock units. The number of stock units awarded to each NEO was calculated by dividing the bi-weekly stock salary cash value less applicable payroll taxes (e.g., FICA and Medicare), and dividing the net amount by the closing price of our common shares as of the applicable payroll date. The 2011 stock salary grants will be settled in two equal installments roughly a year apart. The restrictions attached to the first 50 percent of stock salary units granted to executives during 2011 lapsed on January 15, 2012, and the restrictions attached to the remaining 50 percent of stock salary units granted to executives during 2011 will lapse on December 15, 2012. Both installments, however, will settle in cash rather than Zions common shares. Upon the lapse of transfer restriction, the employee must pay any applicable federal and state withholding obligations.

2012 Salary Determination: The Committee approved base salary recommendations for 2012 for Messrs. Simmons, Arnold, McLean, Blackford, and Anderson in January 2012. Once again, in making its determinations, the Committee took into consideration the fact that it could not approve any cash incentive payments to the NEOs under the Interim Final Rule for the portions of the 2012 performance year in which the Company remained a participant in the CPP and that the value of long-term incentive awards (equity and long-term cash incentives) it could approve in 2012 would be either prohibited or significantly limited by the Interim Final Rule. Similar to the prior year, one of the Committee’s key objectives in making its base salary determinations for 2012 was to preserve its ability, should performance improve in 2012, to award the NEOs, and other members of the EMC, total compensation that is in line with the market median for similarly situated executives of the 2011 Custom Peer Group and/or the total compensation each NEO earned for 2011 performance.

The Committee determined that it would keep base cash salaries flat for Messrs. Simmons, Arnold, McLean, Blackford, and Anderson and that all changes to base salaries would be done exclusively through the issuance of higher amounts of stock salary. On average, the total salaries for NEOs increased 38 percent over the prior year. Accordingly, the Committee adopted the following 2012 base salary recommendations for the NEOs:

	2012 Cash Salary	2012 Stock Salary	2012 Total Salary
Harris H. Simmons	$875,000	$837,000	$1,712,000

Doyle L. Arnold	542,000	650,000	1,192,000

Scott J. McLean	510,000	480,000	990,000

David E. Blackford	510,000	480,000	990,000

A. Scott Anderson	518,000	400,000	918,000

These increases provide the Committee the flexibility, due to performance improvement or other considerations, to award Messrs. Arnold, McLean, Blackford, and Anderson restricted shares based on 2012 performance, such that, if merited, the maximum potential total compensation for each NEO may approach top quartile pay for similarly situated executives working for companies in the 2011 Custom Peer Group. Conversely, should the Committee deem it not appropriate to award any long-term restricted stock to these executives, their 2012 total compensation, comprised of only cash salary and stock salary, will remain, on average, 20 percent below the total compensation they earned for 2011 performance and closer to the projected market median total compensation relative to their peers working for companies in the 2011 Custom Peer Group. If the Committee decides, in view of performance or other considerations, to grant Mr. Simmons the maximum permitted long-term restricted stock bonus, his total annual compensation for 2012 will remain comparable to the target compensation available to him prior to the Company’s participation in the CPP. His maximum potential annual compensation for 2012, however, will still be in the lowest quartile of pay for his peers working for companies in the 2011 Custom Peer Group.

The stock salary granted to the NEOs during 2012 will be issued to each executive using the same methodology as that which was used to grant stock salary to executives during 2011. The 2012 stock salary grants will be settled in two equal installments roughly six months apart. The restrictions attached to the stock salary units granted to executives during the first half of 2012 are scheduled to lapse on September 30, 2012, and the restrictions attached to the remaining stock salary units granted to executives during the last half of 2012 will lapse on March 31, 2013. Both installments, however, will settle in cash rather than Zions common shares. Upon the lapse of transfer restriction, the employee must pay any applicable federal and state withholding obligations.

Annual Cash Bonus

Prior to the Company’s participation in the CPP, NEOs and other officers of the Company were eligible for an annual cash bonus. The Committee approved bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	individual job performance,

•	local market conditions,

•	internal equity considerations,

•	recommendations of the Company’s CEO (for other NEOs),

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units, and

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions,

The Interim Final Rule prohibits the payment or accrual of cash bonuses, retention awards or incentive compensation to the Company’s NEOs and next 20 most highly compensated employees. Messrs. Simmons, Arnold, McLean, Blackford, and Anderson were NEOs for the Company in 2011 and did not and will not receive any annual cash incentive or annual cash bonus payments for 2011. As described above, the prohibition on such payments will continue for these executives for 2012 as long as we are a participant in the CPP.

Long-Term Incentive Compensation

Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. As described below, the prohibitions on bonus and incentive compensation under the Interim Final Rule significantly affected the long-term element of our executive compensation program in 2009, 2010 and 2011 and will, we believe, continue to do so in 2012.

Prior to 2009, the majority of our long-term incentive compensation was delivered through grants of performance units in multi-year cash incentive plans, referred to as Value Sharing Plans, and multi-year vesting stock options. Restricted shares and performance shares were granted less frequently and typically only when needed to fulfill specific business and human resources objectives. In determining the allocation of the long-term awards to the NEOs from among these forms of awards, the Committee placed an emphasis on stock options for several reasons. First, stock options directly align the value of the benefit to the NEO with shareholder interests, since executives recognize a reward only if and to the extent the value of our common shares increases. Also, stock options historically have been the most prevalent form of award among the Company’s peers. Value Sharing Plan incentives were also emphasized in our long-term incentive programs because they were designed to reflect the performance of the operating unit with respect to which the participant had the greatest influence and responsibility. The Value Sharing Plans provided an opportunity for executive officers and certain designated key employees to share directly in improvements in operating results (above predetermined minimum performance thresholds) over multi-year periods. In addition, both stock options and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans have also been useful as a key retention element because payouts in excess of an executive’s base salary have typically been required to be deferred for one year and were dependent upon continued employment.

Value Sharing Plans

All of our most recently completed Value Sharing Plans had two-year performance periods that began on July 1, 2009, and concluded on June 30, 2011. Under normal circumstances, the Committee would have approved the terms, and granted units of participation, to the NEOs and other members of the Company’s EMC in this set of Value Sharing Plans. However, the Committee’s use of performance-based programs, like the Company’s Value Sharing Plans, is restricted under the Interim Final Rule. As a result, the Committee did not approve, and none of the NEOs or other members of the Company’s EMC received payouts from this set of Value Sharing Plans. Further, due to the compensation restrictions under the Interim Final Rule, none of the NEOs or other members of the Company’s EMC received units of participation in the Company’s newest set of Value Sharing Plans that were approved in 2011 and are designed to cover a two-and one-half year performance period ending December 30, 2013.

Stock Options

We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100 percent of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options and other equity awards granted by other financial institutions has been provided by the Committee’s independent consultant with respect to the then applicable Custom Peer Group.

Our practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, to grant additional nonqualified stock options to reach the targeted long-term incentive value for each executive.

Option exercise prices are set at the closing price of our common shares on the date of grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common shares on the grant date, nor has it granted options that are priced on a date other than the grant date.

The Committee changed its policy for granting equity awards in 2006. Prior to that year, the practice had been to obtain Board approval for every grant of stock options or restricted shares made in connection with new hires, promotions, or other unusual circumstances. In January 2006, the Committee granted the CEO the authority to grant options and restricted shares up to a predetermined limit with subsequent reporting to the Committee or the Board. However, no grants may be made to EMC members, including NEOs, without prior approval from the Committee.

Stock options are covered under the Interim Final Rule’s prohibition on the payment or accrual of bonus or incentive compensation to our NEOs and the next 20 most highly compensated employees. As a result, we did not grant stock options to the NEOs in 2009, 2010 or 2011. The prohibition on stock option grants will continue as long as the Treasury Department holds any of the CPP Preferred Shares.

Restricted Shares

A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. Under the Interim Final Rule, we are permitted to award long-term restricted stock to the NEOs, but only to the extent the value of the shares does not exceed one-third of the total amount of annual compensation of the employee receiving the shares. To comply with the Interim Final Rule, recipients of such grants must provide substantial service to the Company for at least two years from the date of the grant, and such shares may not become fully transferable until after the Company no longer participates in the CPP.

The Committee believes that the restricted stock awards are and will continue to be an important tool for the Committee to utilize in meeting the objectives of our executive compensation program, particularly in light of the significant restrictions placed on the other tools available to the Committee by the Interim Final Rule. Restricted stock awards permit the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock that has been granted generally vests over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.

In January 2012, the Committee approved CPP-compliant restricted stock bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions,

•	individual job performance,

•	local market conditions,

•	internal equity considerations,

•	recommendations of the Company’s CEO (for other NEOs), and

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units.

Financial performance results reviewed in the determination of the 2012 awards included: (i) 2011 operating profits; (ii) 2011 loan loss provisions; and (iii) 2011 charge-offs. Since both the level and trend of these measures were positive in 2011 and many other asset quality measures are stronger than industry averages, the Committee awarded to Messrs. Simmons, Arnold, McLean, Blackford, and Anderson a number of restricted shares that would have had a value at the time of the award equal to 44 percent of each executive’s total salary, just under the maximum permitted under the Interim Final Rule. As a result of these awards, the 2011 total compensation, in aggregate, for Messrs. Simmons, Arnold, McLean, Blackford, and Anderson was equal to the market median total compensation for similarly situated executives at peer firms in the 2011 Custom Peer Group.

Health and Welfare Benefits

Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

Retirement Benefits

We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

401(k) Payshelter and Employee Stock Ownership Plan

The 401(k) Payshelter and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee share ownership plan. The plan permitted participants to contribute between 1 percent and 80 percent of their earnings on a tax-deferred basis, up to a maximum of $16,500 ($22,000 for participants age 50 and above) in 2011. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4 percent of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board of Directors. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s return to profitability in 2011, we made a profit sharing plan contribution in 2012. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2011 cannot exceed $245,000.

For selected executives, including Messrs. Simmons, Arnold, Blackford and Anderson, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $135,000 annually) to defer up to 50 percent of their base salary and up to 100 percent of their bonus and incentive compensation.

Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan

On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan

Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Mr. Anderson is the only NEO that is a grandfathered employee in this plan. All other NEO participants accrue interest credits only.

Supplemental Retirement Plan

From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson each have one of these arrangements, which will provide each of them with $20,000 per year for 10 years beginning at age 65. These amounts are reduced in the instance of early retirement.

Perquisites and Other Personal Benefits

We provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. As described throughout this Proxy Statement, in connection with our participation in the CPP, we have agreed to be subject to Section 162(m)(5) of the Code. This section reduces the annual Section 162(m) tax deduction limit for remuneration paid to our applicable SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the availability of the exception to the deduction limit for performance-based compensation.

Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction. The Committee believes that the compensation awarded to our named executive officers with respect to the 2011 performance year would have been deductible to the full extent allowable under Section 162(m), but notes that due to the Company’s participation in the CPP a portion of the compensation attributable to 2011 services of Messrs. Simmons, Arnold, McLean, Blackford and Anderson will be nondeductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the named executive officers pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation—Stock Compensation. See “Significant Accounting Policies” and Note 17 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2011.

Employment Contracts

Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions.

Employment Agreement with Mr. Peterson

In April 2010, we entered into an employment agreement with Mr. Peterson, the Company’s Chief Credit Officer, or CCO. The Company believes that, although elements of Mr. Peterson’s compensation arrangements are contractually committed regardless of his performance, such commitments were necessary to recruit an executive with his level of experience and expertise to the critical position of CCO and are balanced by the substantial portion of his compensation, including salary stock and restricted stock, that is subject to diminution in value as a result of poor future Company performance.

Mr. Peterson’s employment agreement has a three-year term and provided for a $1,100,000 signing bonus, minimum cash salary, minimum salary share units and minimum annual restricted stock grants for each year of the contract term. According to the agreement, the cash salary for Mr. Peterson shall not be less than $425,000, $445,000, and $465,000 effective as of May 1 for the years 2010, 2011 and 2012, respectively. In addition, Mr. Peterson’s salary share unit grants for 2010, 2011 and 2012 must have a grant-date value of not less than $250,000 per annum. The salary share units granted to Mr. Peterson during 2010 settled on January 15, 2011. The agreement provides that salary share units granted to Mr. Peterson during 2011 will settle in shares of Zions common equity in two equal installments on January 15 of 2012 and 2013, respectively. It also provides that the salary share units issued to Mr. Peterson during 2012 will settle in shares of Zions common equity in two equal installments on January 15 of 2013 and 2014, respectively.

Mr. Peterson received a grant of restricted stock in the amount of $325,000 upon starting his employment with the Company in April 2010. The restrictions on this 2010 award of restricted stock lapsed on December 31, 2010. Additionally, Mr. Peterson’s employment contract establishes that he shall receive annual grants of restricted stock with a value no less than $347,500 in April 2011 and $357,000 in April 2012. The vesting restrictions attached to the 2011 and 2012 restricted stock grants must be CPP compliant as long as the Company is still a participant in the CPP.

The employment contract also specifies that Mr. Peterson will be eligible to receive “make-whole” payments should his former employer fail to honor the exercise of any vested or unvested stock options at any time prior to April 2012, or fail to settle restricted stock units in accordance with their respective vesting schedules. Should either of these events occur, the Company is obligated to reimburse Mr. Peterson in cash for the fair value of any stock options that the former employer fails to honor and any stock options or employee restricted stock units with respect to which Mr. Peterson has received written notice of non-vesting or forfeiture from his former employer. To receive the “make-whole” payment, Mr. Peterson is obligated to diligently pursue appropriate legal remedies against his former employer to enforce his rights with respect to the stock options and employee restricted stock units and he must consult with the Company concerning the appropriateness of the legal remedies pursued.

In accordance with the employment agreement, Mr. Peterson also received reimbursement for (i) reasonable costs for relocating his family from southern California to Salt Lake City, Utah; (ii) a temporary housing allowance of $2,000 through the earlier of August 31, 2010, or the last day of the month in which the sale of Mr. Peterson’s California house closed; (iii) expenses for a reasonable number of house-hunting trips for Mr. Peterson and his spouse between California and Utah; and (iv) expenses for weekend travel between California and Utah through the earlier of August 31, 2010, or the last day of the month in which the sale of Mr. Peterson’s California house closed.

Finally, the agreement specifies that, upon termination of employment during the contract term by the Company “without cause” or by the executive for “good reason,” as those terms are defined in the agreements, Mr. Peterson would receive:

(1)	earned but unpaid cash salary and salary share units as well as accrued but unused vacation through the date of termination;

(2)	a lump sum cash payment equal to the sum of: (i) the amount of Mr. Peterson’s cash salary that would have been payable to him from the date of termination through the end of the contract term; (ii) any amount of the signing bonus that remains unpaid; (iii) the unpaid dollar amount of any salary share units that would have been payable to Mr. Peterson from the date of termination through the end of the contract term; and (iv) the unpaid dollar amount of any 2010 restricted stock and annual restricted stock grant that the Company is obligated to grant to Mr. Peterson that has not yet been granted on the date of termination;

(3)	through the end of the contract period, Company-provided medical, life insurance, dental and other welfare benefits to Mr. Peterson, his spouse and eligible dependents;

(4)	immediate vesting of all equity awards and Value Sharing Plan units; and

(5)	other benefits or payments that the Company is then obligated, but as of that date has not yet paid or provided, to Mr. Peterson.

Mr. Peterson is subject to certain non-disclosure covenants while employed under this contract. The employment agreement also specifies that the contract will be subject to and shall be to the fullest extent possible, interpreted to be consistent with applicable laws and regulations, particularly those outlined by the CPP and the Interim Final Rule. It further specifies that notwithstanding anything in the employment agreement to the contrary, in no event shall any payment, benefit or grant under the employment agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment, or accrual would be a violation of applicable laws.

Share Ownership and Retention Guidelines

In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to three depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.

Change in Control Arrangements

The Company is party to change in control agreements with certain of our senior executives who were selected by the Board of Directors and maintain a special severance plan for the benefit of certain other officers, to foster the continuous employment of senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the change in control agreements and the special severance plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if:

(1)	any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20 percent of the combined voting power of the Company’s then outstanding securities;

(2)	the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met;

(3)	a merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50 percent or more of the combined voting power of the surviving entity;

(4)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(5)	an agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated.

Change in Control Agreements

The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.

Under the Interim Final Rule, the Company is not allowed to make any golden parachute or other severance payments to the NEOs and any of the next five most highly compensated employees while we are a participant in the CPP. For purposes of the prohibition, the term “golden parachute payment” would include payments for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. The prohibition also includes the acceleration of vesting due to the departure or the change in control event, as applicable. As a result, the NEOs are not currently eligible to receive benefits under the change-in-control agreements. Further, under the agreements entered into between us and each of our NEOs as a result of the Company’s participation in the CPP, the potential benefits under the NEO change-in-control agreements and special severance plan (described in a later section) are subject to reduction as necessary to be in compliance with the provisions of the CPP and the related legislation, including the Interim Final Rule.

Absent the prohibitions under the Interim Final Rule described above, the change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive:

(1)	a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control;

(2)	full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination;

(3)	continuation of medical and dental health benefits for three years;

(4)	outplacement services for two years at an aggregate cost to the Company not to exceed 25 percent of the annual base salary; and

(5)	full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans.

Our change-in-control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted shares or any other equity award will lapse. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

We believe that change in control agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, these change in control agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company or its successor will become obligated to make payments under the change in control agreements only if the executive is actually or constructively discharged as a result of the change in control.

Special Severance Plan

A special severance plan covers certain mid-level executives and senior management selected by the Board of Directors. There are two levels of benefits available under the special severance plan. The special severance plan provides severance benefits that are generally the same as those provided under the change in control agreements, except that the salary and bonus multiplier is either one or two depending upon the role and responsibility of the individual participant, and the period of continued medical and dental health benefits and outplacement services is either one or two years depending upon the role and responsibility of the participant. The Interim Final Regulations prohibit our NEOs and five next most highly compensated employees from receiving benefits under this plan for the period during which the Treasury Department holds the CPP Preferred Shares.

Vesting of Share Options and Restricted Shares

The Key Employee Incentive Stock Option Plan provides that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the change in control agreements). If any employee holding outstanding options under the plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that, upon a change in control, all awards shall fully vest and all restrictions on restricted shares will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause, disability, death, or retirement, within two years following a change in control, the employee will be entitled to exercise his or her options at any time thereafter until the earlier of the date 42 months after the date of termination of employment or the expiration date in the applicable award agreement.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Executive Compensation Committee certifies that:

•

in March 2011, it reviewed with senior risk officers of the Company the Company’s SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; and

•

in October 2011, the Company again reviewed with senior risk officers of the Company employee compensation plans, including SEO incentive compensation plans, and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, including the risk that any features of these plans would encourage the manipulation of reported earnings of Zions Bancorporation to enhance the compensation of any employee.

The certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule issued June 15, 2009.

Discussion of Risk Review and Assessment

The Executive Compensation Committee has engaged in a comprehensive review of the Company’s employee incentive plans in order to comply with the requirements of the Interim Final Rule. The Company’s senior risk officers, along with senior employees in the Company’s human resources, investments, credit, and legal departments, formed a work group to inventory and evaluate all of the Company’s employee incentive plans with regard to the categories of risk identified in the CPP Standards. Ultimately, the review focused upon those plans that were determined to have greater potential risk that could conceivably: (1) threaten the value of the Company; (2) encourage earnings manipulation; or (3) encourage pursuit of short-term gains without appropriate concern for risk. As a result the working group placed the greatest scrutiny on the lending, trading, and individual revenue generation incentive plans across the enterprise.

The working group assigned an overall risk rating to each incentive plan ranging from 1 (lowest risk) to 5 (highest risk). If an incentive plan received an overall risk rating of “5”, it would be deemed to require immediate modification through the implementation of additional controls or plan features designed to ensure the appropriate mitigation of the risks identified. Lower levels of risk would require varying levels of modification and review.

Criteria used by the working group to quantify the financial risks associated with the plans included, among others, the aggregate payout, participation rate, average individual payout, upside pay potential (leverage), and funding mechanism associated with each incentive plan.

The assessment of plan design risks focused on the performance metrics used in the plan, and considered whether they incorporated or adjusted for risk. The working group looked at the methods used with incentives, including how payouts were computed, the use of thresholds and caps, frequency of payment, clawbacks and the ability to exercise discretion to reduce payouts, particularly in the case of declining credit quality or financial performance. The working group also reviewed applicable risks and the time horizon over which these risks and related incentive compensation are realized to consider whether incentive plan payouts tied to the likely realization of business risks.

Finally, the working group reviewed the administrative risk components for each plan reviewed. Such components included oversight and monitoring, segregation of duties, and documentation.

SEO Compensation Arrangements

Annual Cash Bonus Program, Including Zions Bancorporation Management Incentive Plan

This is an annual cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of the Company’s financial plan, and reward the achievement of business unit and individual performance objectives. It governs the annual bonus payouts of the Company’s NEOs. Individual payouts are determined based on discretionary assessments of a wide variety of both qualitative and quantitative performance results.

The discretionary nature of this plan allows awards to be based on a comprehensive assessment of performance, including risk outcomes over the long term. This, in combination with a rigorous multi-layered review of all bonus decisions under the Plan ensures, in the view of the Executive Compensation Committee, the proper connection between performance and reward and discourages excessive or unnecessary risk taking that could potentially threaten the value of Zions Bancorporation or the manipulation of reported earnings.

2005 Zions Bancorporation Stock Option Incentive Plan

This Plan authorizes equity awards that can be granted to our employees. The primary risk under this Plan is that awards will inappropriately incent risk-taking since the value of awards is leveraged to the Company’s future performance. This Plan limits this risk by, among other features:

•	imposing an annual limit on the number of shares that may be granted to any single individual; and

•	requiring share options to have an exercise price of fair market value on the date of grant.

The Company’s practice has generally been to require vesting over at least a three-year period, in order to encourage a longer term management perspective and to align the realization of value with a reasonably related time horizon for risk. The Committee believes that this plan reinforces long-term, rather than short-term, value creation. Further, as a result of these design elements, the Committee believes that the 2005 Stock Option Incentive Plan does not encourage unnecessary or excessive risk-taking that threatens the value of the Company or the manipulation of earnings to enhance the compensation of any of the Company’s employees.

Employee Compensation Plans

In addition to the incentive plans for SEOs discussed above, there are various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder is based on a formula, some of which meet the requirements for commission compensation under the Interim Final Rule and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the working group as described above.

As a result of the review, it was determined that the risk management oversight and the internal controls embedded in each business unit, the discretionary nature of many of the compensation plans or the adjustments for risk included in the method used to determine the amounts to be paid thereunder, or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.

This report was adopted March 16, 2012, by the Executive Compensation Committee of the Board of Directors.

Executive Compensation Committee

Steven C. Wheelwright, Chairman

R. D. Cash

Patricia Frobes

Roger B. Porter

Shelley Thomas Williams

COMPENSATION TABLES

2011 Summary Compensation Table

The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, Salary in 2011 is comprised of both cash salary and stock salary. In the column “Bonus,” we detail the amount of the annual discretionary bonus or other bonuses paid to the NEO for fiscal 2011. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted shares and performance shares, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For share options, the grant date fair value per share is based on certain assumptions that we explain in footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2011. Please also refer to the table in this Proxy Statement with the title “2011 Grants of Plan-Based Awards.”

We made grants of restricted shares or units to selected NEOs for 2011. For these executives, the “Stock Awards” column displays the grant date fair value of the restricted shares. Vesting of restricted stock awards is conditioned on the participant’s continued employment with us. The awards were CPP compliant, and as such, no awards can vest within 2 years of grant except in the instance of death, disability or a change in control, and full transfer of the shares cannot occur until the Treasury Department no longer holds any of the CPP Preferred Shares.

In the column “Nonequity Incentive Plan Compensation,” we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g. our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2011; and (2) any above-market or preferential earnings on nonqualified deferred compensation.

In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes, if any;

•	amounts we paid or that become due related to termination, severance, or change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of an NEO.

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman, President and Chief Executive Officer Zions Bancorporation	2011 2010 2009	1,475,000 1,157,156 875,000	— — —	664,993 578,488 437,493	— — —	— — —	47,606 61,324 51,059	9,800 9,800 9,800	(5)	2,197,399 1,806,768 1,373,352

Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	2011 2010 2009	1,003,000 759,803 542,000	— — —	501,498 379,823 270,996	— — —	— — —	— 96,655 —	9,800 9,800 9,800	(6)	1,514,298 1,149,426 919,451

Scott J. McLean Chief Executive Officer Amegy Bank N.A.	2011 2010 2009	852,000 617,031 456,000	— — —	389,990 308,452 227,998	— — —	— — —	— — —	15,800 16,050 16,550	(7)	1,257,790 941,533 700,548

David E. Blackford Chief Executive Officer California Bank & Trust	2011 2010 2009	846,000 650,640 497,000	— — —	354,994 325,265 248,493	— — —	— — —	16,593 14,282 14,796	21,440 22,100 19,404	(8)	1,239,027 1,012,287 779,693

A. Scott Anderson President and Chief Executive Officer Zions First National Bank	2011 2010 2009	844,000 654,653 518,000	— — —	316,485 327,277 258,997	— — —	— — —	43,225 58,559 49,015	26,862 44,050 51,244	(9)	1,230,572 1,084,539 877,256

(1)

2011 salary is comprised of cash salary and stock salary. The components of the NEOs’ 2011 total salary are displayed below. The stock salary is a form of compensation permitted under the Interim Final Rule. Stock salary was granted in bi-weekly installments during 2011 as fully vested restricted stock units. The stock units granted in 2011 have been and will be settled in cash. These restricted stock units are not transferable until the transfer restrictions lapse. The transfer restriction on the first 50 percent of the stock salary units granted during 2011 lapsed on January 15, 2012. The transfer restrictions for the remaining 50 percent of the stock salary units granted during 2011 will lapse on December 15, 2012.

	2011 Cash Salary	2011 Stock Salary	2011 Total Salary
Harris H. Simmons	$875,000	$600,000	$1,475,000
Doyle L. Arnold	542,000	461,000	1,003,000
Scott J. McLean	510,000	342,000	852,000
David E. Blackford	510,000	336,000	846,000
A. Scott Anderson	518,000	326,000	844,000

(2)	For awards of restricted stock, the grant date value per share is equal to the closing price of our common stock on the grant date.

(3)	The net change in the accumulated present value of pension benefits for each NEO during 2011 was: Mr. Simmons, $47,606; Mr. Blackford, $16,593; and Mr. Anderson, $43,225.

(4)

Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2011.

(5)	All other compensation for Mr. Simmons consists of the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800 for 2011, 2010 and 2009.

(6)	All other compensation for Mr. Arnold consists of the Company’s matching contributions to the tax-qualified defined contribution plan totaling $9,800 for 2011, 2010 and 2009.

(7)

All other compensation for Mr. McLean consists of the following: (i) for 2011, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance; (ii) for 2010, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,250 in annual car allowance; and (iii) for 2009, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,750 in annual car allowance.

(8)

All other compensation for Mr. Blackford consists of the following: (i) for 2011, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $2,640 allowance to cover annual club membership dues; (ii) for 2010, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $3,300 allowance to cover annual club membership dues; and (iii) for 2009, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $604 allowance to cover annual club membership dues.

(9)

All other compensation for Mr. Anderson consists of the following: (i) for 2011, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, and contributions to the Company’s nonqualified Excess Benefit Plan of $17,062; (ii) for 2010, the Company’s matching contribution to the tax-qualified defined contribution plans totaling $9,800, and contributions to the Company’s nonqualified Excess Benefit Plan of $34,250; and (iii) for 2009, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800 and contributions to the Company’s nonqualified Excess Benefit Plan of $41,444.

2011 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of restricted shares or restricted stock units to an NEO for the most recently completed fiscal year. In 2011, no stock options or performance share awards were granted. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made for 2011.

				Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type		Equity Award Grant Date	Units Awarded (#)	Thresh-old (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)

Harris H. Simmons	Restricted Stock	(1)	1/27/2012	—	—	—	—	39,372	—	—	664,993

Doyle L. Arnold	Restricted Stock	(1)	1/27/2012	—	—	—	—	29,692	—	—	501,498

Scott J. McLean	Restricted Stock	(1)	1/27/2012	—	—	—	—	23,090	—	—	389,990

David E. Blackford	Restricted Stock	(1)	1/27/2012	—	—	—	—	21,018	—	—	354,994

A. Scott Anderson	Restricted Stock	(1)	1/27/2012	—	—	—	—	18,738	—	—	316,485

(1)

Restricted Shares and Stock Units were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The awards to Mr. Simmons and a portion of the awards to Mr. Arnold were made in the form of Restricted Stock. The awards made to Messrs. McLean, Blackford and Anderson and a portion of the awards made to Mr. Arnold were made in the form of Restricted Stock Units. All awards are consistent with the requirements of the Interim Final Rule, and as such, no awards can vest within two years of grant except in the instance of death, disability or a change in control, and full transferability cannot occur until the Treasury Department no longer holds any of the CPP Preferred Shares. Once the restrictions imposed by our participation in the CPP no longer apply, the restricted awards vest 25 percent per year on the anniversary of the grant date, until the final tranche vests on the fourth anniversary. In the event of a death, disability or change in control of the Company as defined in the plan, the restricted awards fully vest. Upon a retirement after attainment of age 60 or older with five or more years of service, the restricted awards continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason. During the vesting period, restricted shares receive voting and dividend equivalent rights. Restricted Stock Units do not provide voting rights during the vesting period, but do have dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information concerning outstanding options, restricted shares, and performance shares as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. In December 2010, Messrs. Simmons, Arnold, McLean, Blackford and Anderson, as well as the other members of the Company’s EMC, voluntarily surrendered their stock option grants from 2005-2007. No consideration or other compensation was provided in exchange for these surrendered stock options. These option grants had exercise prices ranging from $70.79 to $83.25 and were unlikely to realize value prior to their expiration dates.

For option awards, the table discloses the exercise price and the expiration date. For share awards, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.

We computed the market value of the share awards by multiplying the closing market price of our common shares at the end of the most recent fiscal year by the number of shares or units of shares.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Harris H. Simmons	77,000	—	47.29	04/23/2015	14,932	243,093	—		—
	—	—			24,154	393,227	—		—

	77,000	—			39,086	636,320	—		—

Doyle L. Arnold	67,000	—	47.29	04/23/2015	9,249	150,574	—		—
	142,500	47,500	27.98	08/14/2015	15,859	258,185	—		—

	209,500	47,500			25,108	408,758	—		—

Scott J. McLean	9,407	—	48.66	06/25/2013	725	11,803	25,000	(3)	407,000
	9,407	—	67.12	06/25/2014	7,782	126,691	—		—
	10,975	—	58.26	05/18/2015	12,879	209,670	—		—
	21,000	—	47.29	04/23/2015			—		—
	59,500	59,500	27.98	08/14/2015			—		—

	110,289	59,500			21,386	348,164	25,000		407,000

David E. Blackford	44,000	—	47.29	04/23/2015	8,481	138,071	—		—
	71,250	23,750	27.98	08/14/2015	13,581	221,099	—		—

	115,250	23,750			22,062	359,169	—		—

A. Scott Anderson	50,000	—	47.29	04/23/2015	8,840	143,915	—		—
	53,250	17,750	27.98	08/14/2015	13,665	222,466	—		—

	103,250	17,750			22,505	366,381	—		—

(1)

All unvested options listed above vest at a rate of 33 percent per year over the first three years of the seven-year option term, except the stock options granted on August 15, 2008, to Messrs. Arnold, McLean, Blackford and Anderson, which vest at a rate of 25 percent per year over four years, with the initial vesting occurring on the first anniversary of the grant.

(2)	Based on closing market price on December 31, 2011, of $16.28 per share.

(3)

Mr. McLean was granted 25,000 performance shares in August of 2008. These performance shares have annual and cumulative performance goals based on the net income after tax results of Amegy Bank in the calendar years of 2009 thru 2012. As of 12/31/2011, none of these performance shares had vested, as reflected in the table. However, based on 2011 performance, the annual portion attributable to 2011 did vest after the financial results were verified in February 2012.

Option Exercises and Stock Vested in 2011

The following table provides information concerning exercises of options and vesting of restricted shares during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares that have vested; and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	14,931	344,309
Doyle L. Arnold	—	—	9,249	212,496
Scott J. McLean	—	—	8,506	196,183
David E. Blackford	—	—	8,481	194,851
A. Scott Anderson	—	—	8,839	203,076

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2011 Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2011. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	460,286	—
	Excess Benefit Plan	21.46	296,920	—
	Supplemental Retirement Plan	N/A	118,709	—

David E. Blackford	Cash Balance Pension Plan	5.00	53,587	—
	Excess Benefit Plan	5.00	216,941	—

A. Scott Anderson	Cash Balance Pension Plan	21.00	355,771	—
	Excess Benefit Plan	21.00	317,257	—
	Supplemental Retirement Plan	N/A	157,368	—

(1)	The Zions Bancorporation Pension Plan was frozen on December 31, 2002. As of that date, Messrs. Simmons and Blackford did not meet the age requirement to continue receiving service credits under this

Plan. Accordingly, Mr. Simmons’ service credits remain at 21.46 years and Mr. Blackford’s service credits remain at 5.00 years. Mr. Anderson did meet the age and service requirements to continue receiving service credits. As a result, there is no difference between Mr. Anderson’s years of service with the Company and the number of years of service credit under this Plan.

Messrs. Arnold and McLean are not eligible to participate in the Company’s defined benefit retirement programs.

Information regarding the Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2011 Nonqualified Deferred Compensation Table

The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column, “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each NEO during 2011.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2011. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2011, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the Withdrawals/Distribution column nor the Aggregate Balance column represent compensation with respect to our most recently completed fiscal year.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	—	(34,158)	(6,651,179)	88,796
Doyle L. Arnold	—	—	(50,468)	—	1,201,245
Scott J. McLean	—	—	—	—	—
David E. Blackford	—	—	(120,108)	—	3,001,282
A. Scott Anderson	—	17,062	(90,780)	—	198,909

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.

In November 2008, the Company, anticipating participation in the CPP, entered into letter agreements with the NEO’s and selected other executives. These letter agreements amended the executives’ benefit plans, arrangements and agreements to comply with the provisions of the CPP. One result of these amendments was that no golden parachute or other severance payments may be made by the Company while the Treasury Department holds any of the CPP Preferred Shares. Another was that incentive compensation be subject to clawback in certain circumstances.

In 2009, the Treasury Department issued the Interim Final Rule. These restrictions do not allow any payment by the Company to an NEO or our five next highest compensated employees in the event of their departure for any reason, or any payment by the Company due to a change in control, except for payments for services performed or benefits accrued. An exception exists if the departure is due to the employee’s death or disability.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $16.28.

Severance

None of the NEOs has employment agreements that guarantee them employment for any period of time and according to the CPP limitations on parachute payments discussed above, no post-termination payments or other applicable consideration pursuant to a Change in Control Agreement may be made to these NEOs by the Company while the Company is a participant in the CPP.

Accelerated Vesting of Long-Term Incentives

Presently, we have long-term incentive plan arrangements in place with our NEOs through time-vested share options and restricted share awards. Please also refer to the discussion of long-term incentives above under the heading, “Compensation Discussion and Analysis.”

Share Options

Under provisions of our share option plans, unvested share options are forfeited by the executive for termination due to any event other than a change in control. In the case of a change of control, all unvested options immediately vest and may be exercised for up to 42 months following the change in control. Under the Interim Final Rule, this accelerated vesting may only occur for services performed or benefits accrued. Therefore, the value attributed to accelerated options as of December 31, 2011, was determined by assuming accelerated vesting through December 31, 2011, and by multiplying the number of vested shares times the difference between the closing price of our common shares on the last day of the fiscal year and the exercise price of the options. Since all share options held by the NEOs are out of the money as of December 31, 2011, no value is reflected in this table. Please refer to the section “Compensation Discussion and Analysis” for more information about our share options.

Restricted Shares and Performance Shares

We granted restricted shares to Messrs. Simmons, Arnold, McLean, Blackford and Anderson in 2010. Restricted shares or restricted stock units were also granted to NEOs in January 2012, in consideration of 2011 performance. These grants were CPP-compliant, and therefore, do not vest within two years of the grant except in the instance of a change in control for the 2010 grants and death, disability or a change in control for the January 2012 grants. Mr. McLean also has performance shares outstanding. While the CPP limitations on parachute payments are in effect, acceleration of vesting would only occur for services performed or benefits accrued. For the table below, we have assumed pro-rata vesting on the shares and units outstanding as of December 31, 2011.

Retirement Plans

All of our NEOs are fully vested in all of their retirement benefits. While the limitations on parachute payments are in effect, retirement benefits are not enhanced based on circumstances regarding termination, as described under the headings “Compensation Discussion and Analysis” and “Change in Control Agreements.” We report additional information regarding our retirement plans above under the headings, “Compensation Discussion and Analysis” and “2011 Pension Benefits Table,” and in the “2011 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits

As noted above, the letter agreements that we entered into with our NEOs amended our Change in Control Agreements to comply with the Interim Final Rule’s limitations on parachute payments. These agreements are also described above under the heading “Compensation Discussion and Analysis.”

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)

Harris H. Simmons
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	423,699	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

Doyle L. Arnold
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	271,607	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

Scott J. McLean
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	539,850	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

David E. Blackford
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	239,237	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

A. Scott Anderson
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	244,360	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

(1)

These figures represent the value of the pro-rated vesting of share options, restricted shares and performance shares. Since all share options are out of the money as of December 31, 2011, only the value of pro-rated vesting of restricted shares is displayed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans

Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2011. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Related Party Transactions Policy

In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans,” are to be reviewed, approved or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Board of Governors of the Federal Reserve System. The only transactions occurring in 2011 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

Our Board of Directors establishes director compensation. The Executive Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

Cash Compensation

Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees receive $1,250 for each committee meeting they attend. The Chairman of the Audit Committee receives an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $7,500 annual retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Director Stock Program

Nonemployee directors were granted restricted shares in 2011. The number of restricted shares was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

Deferred Compensation Plan for Nonemployee Directors

We maintain a Deferred Compensation Plan for Directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the board, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2011 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the column “All Other Compensation.”

2011 Director Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	82,250	69,989	0	0	0	152,239
R.D. Cash	70,500	69,989	0	0	0	140,489
Patricia Frobes	75,500	69,989	0	0	0	145,489
J. David Heaney	69,000	69,989	0	0	21,096	160,085
Roger B. Porter	73,000	69,989	0	0	0	142,989
Stephen D. Quinn	89,250	69,989	0	0	0	159,239
L. E. Simmons	58,000	69,989	0	0	0	127,989
Steven C. Wheelwright	73,000	69,989	0	0	0	142,989
Shelley Thomas Williams	81,000	69,989	0	0	0	150,989

(1)

Harris H. Simmons, the Company’s Chairman, President and CEO is not included in this table as he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 36.

(2)	These figures represent the grant date fair market value of the restricted shares granted during 2011.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of March 21, 2012, the record and beneficial ownership of the Company’s common shares by the principal common shareholders (5% or more) of the Company.

Name and Address	Type of Ownership	Common Stock
		No. of Shares	% of Class
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	Beneficial	10,258,733	5.57%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	9,598,953	5.21%

The following table shows the beneficial ownership, as of March 21, 2012, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 21, 2012.

Directors and Officers	Common Shares Beneficially Owned(3)		% of Class	Series A Floating-Rate Non-Cumulative Perpetual Preferred(2)*	9.50% Series C Non-Cumulative Perpetual Preferred(2)*	Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock(2)*
A. Scott Anderson	215,368		*	—	—	—
Doyle L. Arnold	308,797		*	—	7,523	2,000
Jerry C. Atkin	69,839		*	—	—	—
David E. Blackford	180,878		*	—	—	—
R. D. Cash	94,647		*	—	6,000	8,000
Patricia Frobes	48,539		*	—	12,000	—
J. David Heaney	97,399		*	—	—	—
Scott J. McLean	238,092		*	—	—	—
Roger B. Porter	89,891		*	—	—	—
Stephen D. Quinn	54,897		*	—	—	200,000
Harris H. Simmons	1,516,384	(1)	*	—	16,500	80,000
L. E. Simmons	1,202,553	(1)	*	—	155,880	120,000
Shelley Thomas Williams	43,539		*	—	—	—
Steven C. Wheelwright	53,678		*	—	—	—
All directors and officers as a group (28 persons)	5,105,613		2.75%	—	218,903	414,000

*	Less than 1%. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares.

(1)

Totals include 181,449 shares attributed to each individual through serving as a director in a company holding such shares. Although each of L.E Simmons and Harris Simmons is attributed ownership of the full number of shares shown, each such person owns 1/6th of the company holding such shares.

(2)	Number of depositary shares, each representing 1/40 of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

(3)

Totals include option grants that have exercise prices that are below current fair market value. Option grants for NEOs are detailed on page 39. The directors’ options currently underwater are as follows: Directors Atkin, Cash, Porter, Quinn, L.E. Simmons and Williams, 31,800 each; Director Frobes, 27,800; Director Wheelwright, 23,800; and Director Heaney, 16,803.

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS

The following ten persons are nominated for election as directors for a one year term:

Jerry C. Atkin

R. D. Cash

Patricia Frobes

J. David Heaney

Roger B. Porter

Stephen D. Quinn

Harris H. Simmons

L.E. Simmons

Steven C. Wheelwright

Shelley Thomas Williams

Biographical information for each of the nominees is set out in the section entitled “Our Board of Directors—Director Nominees” at page 3 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.

We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. Each nominee for a directorship will be elected to a full one-year term if he or she receives more “for” votes than “against” votes. If a nominee fails to receive such a majority of votes, except when there are more candidates for election than the number of directors to be elected, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2011 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012.

The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2011

EXECUTIVE COMPENSATION

During the period in which the Treasury Department holds any of the CPP Preferred Shares, we are required to provide shareholders with the right to cast an annual advisory vote on the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Commencing with the first annual meeting of shareholders after the Company has ended its participation in the CPP, we will be required to hold this advisory vote under Section 14(a)(2) of the Exchange Act at least once every three years.

The Board unanimously recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the 2011 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, and related material.

The Company’s executive compensation programs historically were performance-based with strong long-term performance elements. The Company’s participation in the CPP required us to modify our executive compensation programs in 2009, reducing the performance-based compensation elements of the programs and the cash-based elements of performance-based compensation. Notwithstanding these required changes, the compensation of our named executive officers for 2009 and 2010 continued to be strongly and adversely affected by our performance, reflecting the continuation of the Company’s general policy of tying compensation to performance. As detailed above in the section entitled “Compensation Discussion and Analysis,” due to the Company’s improved financial performance during 2011, the Committee awarded our named executive officers CPP-compliant restricted shares that brought their 2011 total compensation, in the aggregate, equal to the market median of similarly situated executives at peer firms within the 2011 Custom Peer Group. The Board believes that our modified compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2011.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2011 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

As provided by the Interim Final Rule and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon our Board of Directors. In addition, the shareholder vote may not be construed as overriding a decision by our Board, nor will it create or imply any additional fiduciary duty by our Board. Our Executive Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2011, the Executive Compensation Committee considered the shareholder ratification at our 2011 annual meeting of the compensation paid to our named executive officers for 2010.

During the first annual meeting of shareholders after the Company ends its participation in the CPP, we will be required to hold an advisory vote regarding whether the shareholder vote to approve the compensation of the named executive officers required under Section 14(a)(2) of the Exchange Act should occur every one, two or three years. Since we are already obliged to hold this advisory vote annually during the period that the Treasury Department holds any of the CPP Preferred Shares, we have elected as permitted by SEC rules to omit the frequency vote from this Proxy Statement.

Proposal 4: AMENDMENTS TO AMENDED AND RESTATED 2005 STOCK OPTION AND INCENTIVE PLAN

The Board recommends that shareholders approve the following amendments to the Zions Bancorporation Amended and Restated 2005 Stock Option and Incentive Plan, or the Incentive Plan:

•	increase the number of shares available for issuance under Section 16(a) of the Incentive Plan by 6.3 million, from 13.2 million to a total of 19.5 million; and

•

provide that each “full value” share issued pursuant to an award under the Incentive Plan reduce the number of shares remaining available for issuance under the plan by 1.5 shares, instead of by 1.8 shares as is currently provided under Section 1.6(b) of the Incentive Plan.

If approved, the amendments will be effective as of the date of the Company’s 2012 annual meeting of shareholders scheduled for May 25, 2012.

Reasons for Amendment

The Incentive Plan was approved by shareholders in 2005 and authorized the Company to issue up to 8.9 million shares of the Company’s common stock pursuant to awards granted under the plan. In 2009, the Company’s shareholders approved an increase in the number of authorized shares to 13.2 million. Due to factors such as the Company’s participation in the CPP and the resulting restrictions described throughout this Proxy Statement on how we may compensate our NEOs and certain other senior executives, the Company has granted a larger number of CPP-compliant restricted stock awards under the Incentive Plan in recent years. As described below, these restricted stock awards reduce shares available for issuance in connection with the Incentive Plan at a greater rate than stock option awards. As a result, the available shares authorized for issuance under the Plan have been depleted more quickly than in prior years, and the Company now has an insufficient number of authorized shares remaining for the awards it anticipates making in 2012. In order to enable the Company to grant stock options, restricted stock and other awards to employees, directors and others under the Incentive Plan in the future, the Company is proposing that the number of shares authorized for issuance under the plan be increased by 6.3 million to a total of 19.5 million.

Section 1.6(b) of the Incentive Plan currently provides that each share issued pursuant to a stock option will reduce availability under the Incentive Plan by one share, while each share issued pursuant to an award under any other circumstance for which the grantee typically does not pay any purchase price such as CPP-compliant restricted stock, restricted units, deferred stock or performance shares or performance units, referred to as full value shares, will reduce the shares available for issuance under the Incentive Plan in an amount equal to 1.8 shares (including the issued share). This difference in treatment reflected what the Company believed to be the approximate difference in value between option shares and full value shares when the multiple was last established in 2009. These amendments to the Incentive Plan would reduce the multiple for full value shares from 1.8 to 1.5, in order to reflect the Company’s current assessment of the difference in value between option shares and full value shares.

Summary of Plan

The purpose of the Incentive Plan is to promote the long-term success of the Company by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Company and its affiliates to acquire a proprietary interest in the success of the Company, to remain in the service of the Company or its affiliates and to render superior performance during such service. The material terms of the Incentive Plan are summarized below. This summary is qualified by reference to the text of the proposed amended Incentive Plan, which is attached as Appendix I.

Administration. The Incentive Plan is administered by the Executive Compensation Committee of the Board of Directors or a subcommittee thereof, referred to in this proposal as the Committee . The Committee has the authority to construe, interpret, and implement the Incentive Plan; prescribe, amend and rescind rules and regulations relating to the Incentive Plan; make all determinations necessary or advisable in administering the Incentive Plan; correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan; amend the Incentive Plan to reflect changes in applicable law; determine whether awards may be settled in shares of common stock or cash or other property; determine whether amounts payable under an award should be deferred; and to make other determinations and take other actions relative to the Incentive Plan. The determination of the Committee on all matters relating to the Incentive Plan or any award agreement is final and binding.

Eligibility. Acting and prospective directors, officers and employees of, and consultants and advisors to, the Company and its affiliates, as selected by the Committee in its discretion, are eligible to participate in the Incentive Plan. Because the Incentive Plan provides for broad discretion in selecting grantees and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

Shares Available for Issuance through the Incentive Plan. Currently, 13.2 million shares of the Company’s common stock are authorized for issuance through the Incentive Plan. If the proposed amendment to the Incentive Plan is approved, up to 19.5 million shares of the Company’s common stock, or an additional 6.3 million shares, will be authorized for issuance under the plan.

Each share issued pursuant to a stock option will reduce availability under the Incentive Plan by one share. The Incentive Plan currently provides that if any share is issued pursuant to an award under the Incentive Plan in the form of a full value share, such as restricted stock, restricted units, deferred stock or performance shares or performance units, such share will reduce the shares available for issuance under the Incentive Plan in an amount equal to 1.8 shares (including the issued share). If the proposed amendments to the Incentive Plan are approved, this multiple will be reduced from 1.8 to 1.5. Shares may be issued under the Incentive Plan from authorized but unissued common shares or authorized and issued common shares held in the Company’s treasury or otherwise acquired for the purposes of the Incentive Plan.

Provisions in the Incentive Plan permit the reuse or reissuance by the Incentive Plan of shares of common stock underlying forfeited, terminated or canceled awards of stock-based compensation. If awards or underlying shares are tendered or withheld as payment for the exercise price of an award the shares of common stock may not be reused or reissued, or otherwise be treated as available, under the Incentive Plan. Any shares of common stock delivered by the Company, any shares of common stock with respect to which awards under the Incentive Plan are made by the Company, and any shares of common stock with respect to which the Company becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares available for awards under the Incentive Plan.

The Committee is required to adjust the terms of any outstanding awards and the number of common shares issuable under the Incentive Plan for any increase or decrease in the number of issued common shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, rights offering, combination or reclassification of the common shares, or other events affecting the Company’s capitalization.

Description of Awards under the Incentive Plan. The Committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units and other forms of equity-based compensation. See the Compensation Discussion and Analysis beginning at page 15 above for a description of these awards.

Performance Goals. The Committee may grant awards under the Incentive Plan subject to the attainment of certain specified performance goals. The performance goals applicable to an award may provide for a targeted or measured level or levels of achievement or change using one or more of the following measures: (i) revenue, (ii) earnings per share, (iii) net income, (iv) return on assets, (v) return on equity, (vi) stock price, (vii) economic profit or shareholder value added, and (viii) total shareholder return. Such measures may be defined and calculated in such manner and detail as the Committee in its discretion may determine, including whether such measures shall be calculated before or after income taxes or other items, the degree or manner in which various items shall be included or excluded from such measures, whether total assets or certain categories of assets shall be used, whether such measures shall be applied to the Company on a consolidated basis or to certain divisions, operating units or business lines of the Company or an affiliate, the weighting that shall be given to various measures if combined goals are used, and the periods and dates during or on which such measures shall be calculated. The performance goals may differ from grantee to grantee and from award to award.

Termination of Employment and Change in Control. The Incentive Plan determines the extent to which a grantee will have the right to exercise or obtain the benefits of an award or underlying shares following termination of the grantee’s employment or service by or for the Company or its affiliates or upon a change in control of the Company, unless modified by the Committee with respect to an award. The Incentive Plan provides that, unless the Committee determines otherwise at the time of an award, upon a change in control of the Company, the exercisability of, and the lapse of restrictions with respect to, the award will be accelerated, the exercise period, if any, of the award will be extended and, if so determined by the Committee, the award may be cashed out. The termination and change in control provisions need not be uniform among all grantees and may reflect distinctions based on the reasons for termination of employment or service by or for the Company or its affiliates.

Individual Limits. Unless the Committee determines that an award to a grantee shall not be designed to qualify as “performance based compensation” under Section 162(m) of the Code, the Incentive Plan limits the number or value of shares that may be granted to a grantee in any fiscal year as follows. The maximum number of shares with respect to which stock options or SARs may be granted to an individual during any one year is limited to 500,000. The maximum number of shares of restricted stock, unrestricted stock, restricted stock units or performance units that may be granted to an individual during any one year shall be 166,666. The maximum value of performance units that may be granted to any individual during any one year shall be $5,000,000, provided that if any units are awarded with respect to multiple years of service, such limit shall be multiplied by such number of years (not exceeding five years). No individual will be granted during any year dividend equivalent rights with respect to more shares than the number of shares and units granted to the individual in such year.

The Incentive Plan may be modified or amended by the Committee at any time and for any purpose which the Committee deems appropriate. However, no amendment may adversely affect any outstanding awards in a material way without the affected holder’s consent except in specified circumstances.

No Repricing or Reloads. Options and SARs issued under the Incentive Plan may not be repriced without the approval of shareholders. The Incentive Plan also prohibits, without shareholder approval, award exchange programs in which outstanding awards are cancelled in exchange for new awards or in exchange for cash or any other form of consideration. The plan does not allow reload options or SARs to be issued upon exercise of outstanding options or SARs.

Nontransferability. Unless otherwise determined by the Committee, in certain circumstances, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the Incentive Plan shall be assignable or transferable by a grantee except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during a grantee’s lifetime only by the grantee or by the grantee’s legal representative.

Duration of the Incentive Plan. The Incentive Plan will terminate on May 6, 2015, the tenth anniversary of the original adoption of the plan by the Board. The Board may also elect to terminate the Incentive Plan prior to that termination date. Notwithstanding any termination of the Incentive Plan, the terms of the Incentive Plan will continue to govern until all then outstanding options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Incentive Plan, and all restricted periods and performance periods have lapsed.

The Board unanimously recommends that shareholders vote

“FOR” the amendments to the Incentive Plan.

The affirmative vote of a majority of the shares of common stock validly cast for or against the proposal will be required for approval of the amendments.

Proposal 5: APPROVAL OF THE ZIONS BANCORPORATION 2012 MANAGEMENT

INCENTIVE COMPENSATION PLAN

The Board recommends that shareholders approve the Company’s 2012 Management Incentive Compensation Plan, or the Management Plan. The purpose of the Plan is to promote the interests of the Company and its affiliates by attracting and retaining an outstanding senior executive management team. Awards payable under this Plan are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. The Company is submitting the Management Plan for shareholder approval to preserve the Company’s ability to deduct such awards for tax purposes under that section.

Section 162(m) of the Internal Revenue Code requires that compensation in excess of $1 million paid to each of the Company’s chief executive officer and the three highest compensated executives other than the chief executive officer or chief financial officer, referred to as the Covered Employees, be paid pursuant to a shareholder-approved performance-based compensation plan in order to retain the tax-deductibility of such payments. Shareholder approval for Section 162(m) purposes is effective for five years. Since 2009, the Company has been subject to the Interim Final Rule which prohibits cash bonuses to NEOs, among other restrictions. Due to these restrictions, no cash bonuses have been allowed under any plan or program to the NEOs. However, the Company recently redeemed 50 percent of the CPP Preferred Shares and currently expects to redeem the remainder of the shares later in 2012. Once the Treasury Department no longer holds any CPP Preferred Shares and the pay limitations under the Interim Final Rule no longer apply, the Company will have the ability to pay cash bonuses to its NEOs. In the interest of planning for this eventuality, the Company wishes to have the Management Plan approved by shareholders to retain the tax deductibility of any awards made under the Management Plan. If approved, such approval will be effective retroactively to January 1, 2012.

Summary of Plan

The material terms of the Management Plan are summarized below. The summary is qualified by reference to the text of the proposed Management Plan, which is attached as Appendix II.

Administration. The Management Plan is administered by the Executive Compensation Committee of the Company’s Board of Directors or another committee or subcommittee of the Board, referred to in this proposal as the Committee. All of the members of the Committee are directors who are considered outside directors for purposes of Section 162(m) of the Internal Revenue Code. The Mangement Plan is intended to comply with the requirements of the Interim Final Rule, the Internal Revenue Code, and any rules or regulations promulgated thereunder. The Committee, in its sole discretion, may interpret and construe any provision of the Management Plan and adopt such rules and it may deem necessary in order to comply with these laws and regulations or to conform to any change in any law applicable to the Management Plan.

Eligibility. Only Covered Employees are eligible to participate in the Management Plan.

Description of Awards under the Management Plan. The maximum award that may be granted to each of the Covered Employees in any plan year is one percent of the Company’s adjusted operating income for that plan year. The Management Plan defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. These maximum potential awards that may be granted to the Covered Employees in a plan year are referred to in the Plan as “maximum awards.” The actual awards made to Covered Employees may not be more than the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year. The amount of actual awards paid to Covered Employees will be determined by the Committee in its sole discretion and may be less than the maximum award based on factors the Committee deems relevant, including, but not limited to (a) adjusted operating income for the plan year, and (b) a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, local market conditions and the Committee’s perception of the overall financial performance of the Company (particularly operating results). Amounts that are potentially available to be awarded to a Covered Employee but not actually awarded to a Covered Employee may not be reallocated to other Covered Employees, or utilized for awards in other plan years. The Committee will certify in writing, prior to the payment of any award, the amount of the Company’s adjusted operating income for the plan year and the extent to which any performance goals have been satisfied.

Because maximum awards under the Management Plan are based on a percentage of adjusted operating income, may be subject to attainment of other performance goals, and may be reduced discretionarily by the Committee, the amount of awards that may be granted in any plan year are not determinable until the completion of the plan year.

Termination of Employment. In the event of termination of employment of a Covered Employee, voluntarily or by the Company, with or without cause, for any reason at any time before payment of an award to that Covered Employee, the Covered Employee will forfeit all rights to that award, except to the extent the Covered Employee is entitled to payment of the award pursuant to a change in control, death or disability.

Adjustments. In the event of a reorganization, merger or consolidation in which the Company is not the surviving corporation, or the Company’s sale of substantially all its assets or dissolution or liquidation, the Management Plan will terminate on the effective date of such transaction unless it is assumed or continued. Provision will be made for determining the amount of cash payable for all awards for a plan year after such event unless provisions are made for the continuance of the Management Plan and the assumption or substitution for such awards of an equivalent value by the successor or the Committee in its sole discretion determines otherwise.

Relationship to Change in Control Agreements; Nonexclusivity. Compensation under the Management Plan will be treated the same as annual bonuses for purposes of any change in control, employment or similar agreement between a Covered Employee and the Company or an affiliate. The Management Plan is not intended to be the exclusive means by which a Covered Employee may receive incentive compensation and Covered Employees may receive incentive compensation other than under the Management Plan.

Shareholder Approval; Amendments. Under the Management Plan, awards granted to Covered Employees are subject to, and contingent upon, shareholder approval of the material terms of the Management Plan. Shareholder approval would be required each time the Committee changes the definitions of Covered Employee, adjusted operating income or maximum award, or changes other material terms under the Management Plan that would cause the maximum awards to not continue to be considered a performance goal under Section 162(m) of the Internal Revenue Code.

The Board unanimously recommends that shareholders vote “FOR” approval of the Management Plan for purposes of Section 162(m) of the Internal Revenue Code,

to preserve the tax deductibility of awards made under the Plan.

The affirmative vote of a majority of the shares of common stock present in person or by proxy that are entitled to vote at the annual meeting will be required for approval of the Management Plan for Section 162(m) purposes.

Proposal 6: SHAREHOLDER PROPOSAL REGARDING POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION PAID TO SENIOR EXECUTIVES

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 898 common shares. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below in the form that we received it:

Statement of the Proposing Shareholder

RESOLUTION

That the shareholders of ZIONS BANCORPORATION request its Board of Directors to establish a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives during the previous five years based on financial and operating metrics (Compensation Metrics) that have been materially reduced as the result of restatement of financial results or have been determined by the board to have been materially unsustainable, as shown by subsequent impairment charges, asset write-downs, or other similar developments.

STATEMENT

As a shareholder, I am concerned that our Board of Directors has failed to “clawback” bonuses paid executives in past years for what has turned-out to be poor performance.

This proposal, presented last year, received votes of 47,152,734 shares (35.6% of shares voted) worth $1,117,991,323.14 on the meeting date. Shares voted against it included many unmarked proxies.

Our per share market price has toppled from $85.25 in 2006 to $5.90 in 2009. Dividends have been reduced by 97.67%.

Provisions for loan losses in 2009 and 2010 were $2,869,000,000 and losses on securities were $578,000,000. Return on average assets was a negative .57% for 2010, and our chairman’s salary was increased 32.25% to $1,157,156.

The proponent of this proposal introduced “Say-On-Pay” proposals in the 2008 and 2009 meetings and his efforts caused the repeal of three-year terms for Directors.

The proxy statements show Bonuses, Stock Awards, and Option Awards for Named-Executive-Officers but fail to disclose amounts for other officers:

The following appears in past proxy statements (for Named-Executive-Officers only):

	Bonus	Stock Awards	Option Awards
2010		$578,488
2009		1,724,964
2008	$1,066,000	241,819	$2,726,869
2007	1,275,000	19,891	2,364,385
2006	8,590,000	19,891	1,822,415
2005	1,546,000		2,298,048
2004	1,434,000
2003	1,152,000

	$15,048,500	$2,584,993	$9,211,717

The above figures do not include bonuses paid subsidiary officers as awards for business development which did not happen and loans which failed.

The fall-out of the “off balance sheet” “Lockhart Funding” continues but our directors do not seem to recoup or “Clawback” any past compensation or bonuses. “TIME IS THE TEST OF VALUE!” and it appears directors are continuing to reward poor performance.

The Treasury Department’s mandated “clawbacks” are limited to “fraud” and fail to recognize poor judgment or incompetence of officers who may need to be replaced.

Page 16 of last year’s proxy statement defines “Compensation Philosophy” and states:

“to attract and retain talented and experienced executives…” and,

“motivate and reward executives whose knowledge, skills and performance are critical to our success.”

The proponent believes this system is broken and the Board of Directors should commence terminations with “clawbacks” of past bonuses and compensation.

Statement of the Company’s Board of Directors

This proposal is substantively identical to a proposal that Mr. Armstrong submitted last year. The Board considered this proposal carefully at that time and for reasons discussed at length in last year’s Proxy Statement, came to the conclusion—ultimately supported by the holders or more than 85 million Company shares—that adoption of Mr. Armstrong’s proposal was not in the best interests of the Company or its shareholders.

The Board continues to believe that Mr. Armstrong’s proposal is unnecessary and imprudent for the following reasons, each discussed more fully below.

•

The proposal is largely rendered moot by the Company’s existing compensation structure, which is designed to significantly reduce executive compensation if the Company fails to meet its performance targets. As evidence of this, compensation (actual and potential) for named executive officers declined 95% between 2006 and 2008.

•

The proposal could be made substantially redundant due to existing and proposed regulations that will require the Board to review and revise our executive compensation programs. The Board believes that the most appropriate path to implement these regulatory requirements is in response to those requirements as they become clear, not as an ad hoc response to a shareholder proposal.

•

The proposal contemplates clawbacks based on ambiguous and unenforceable standards such as “material unsustainability.” To our knowledge, such standards have not been adopted by our major competitors, and the adoption of such ambiguous standards may harm the Company’s ability to attract and retain talented employees, to the detriment of shareholder value.

First, the apparent goal of Mr. Armstrong’s proposal, a reduction in incentive compensation realized by our senior executives from pre-financial crisis incentive compensation awards, has already been achieved, although through the intended design of our compensation plans rather than through the operation of a clawback policy. Two basic purposes of a clawback policy–assuring that executives not receive actual compensation that is inappropriately large in the event of poor Company performance or individual wrongdoing, and disincentivizing officers from causing the Company to take on unnecessary or excessive risks–can also be achieved through features of a well designed compensation program. The Company’s compensation program has had and continues to have such features.

•

As discussed in the Compensation Discussion and Analysis, a large portion of the Company’s historic and current compensation arrangements for NEOs and other senior officers consist of multi-year performance or vesting periods, including equity grants and long-term performance plans. In addition, NEOs and other senior officers comply with substantial stock ownership and retention guidelines. These features of our compensation structure subject the potential value of executives’ compensation awards to diminution in the event of poor Company performance. As noted in our Proxy Statements for the 2009 and 2010 annual meetings, these features worked as intended in the aftermath of the recent financial crisis. Actual and potential realizable value of incentive compensation to named executive officers for 2008 decreased approximately 95 percent, to $1,166,000 from $29,609,043, for named executive officers in 2006. Over $21 million of this decrease was a permanent loss in value of stock options granted prior to 2008, stretching back to 2001, well beyond the period covered by Mr. Armstrong’s proposal. Another approximate $6 million of the decrease was attributable to the lack of payouts under long-term performance plans with performance periods commencing in 2006.

•

The Company also has an existing clawback policy, which addresses circumstances in which disgorgement of incentive compensation is warranted as a result of individual wrongdoing. As is the case with the clawback policies of many of the banking organizations within the Custom Peer Group, the Company’s policy requires disgorgement of incentive compensation when required by applicable laws and regulations, including the Sarbanes-Oxley Act, the Emergency Economic Stabilization Act and the American Recovery and Reinvestment Act. The Board believes that, until it undertakes a broader review of the Company’s compensation structure in light of the changing regulatory landscape, it is advisable to retain this clearly articulated regulatory standard for guiding the Board in identifying appropriate measures in extraordinary circumstances.

Second, the Board will be required this year to review the Company’s overall compensation design in light of very substantial existing and evolving government supervision and regulation of the compensation practices of financial institutions and to add clawback, bonus deferral or other features designed to reduce incentive compensation in response to financial losses, risk or other adverse factors. Prior to the recent financial crisis, bank compensation practices, like those of other industries, were almost entirely unregulated. As a result of the crisis, various regulations have been adopted and proposed that will create for banking organizations the most highly regulated system of compensation in the United States, as reflected in the bank regulatory agencies’ effective joint “Guidance on Sound Incentive Compensation Policies” and proposed joint rule on “Incentive-Based Compensation Arrangements.” As proposed, these regulations would apply not only to senior executives but to all employees who individually or collectively engage in activities creating material risk to the Company and would require, among other things, and in some combination, that incentive compensation be deferred and/or subject to multi-year performance periods of up to three years; that deferred payouts be reduced, clawed back or disgorged as a result of actual losses or other reasons that are realized or become better known over the deferral period; that incentive compensation be subjected to, and in some cases be reduced as a result of, some form of stress testing; that incentive compensation be subject to disgorgement risks associated with business activities conducted by persons receiving the compensation; that semi-annual analyses of compensation plan risks be conducted; that compliance plans be adopted and various reports be made to regulatory bodies; and that regulatory bodies conduct regular examinations of compensation practices and policies. In some cases, it may be necessary to design particular clawback provisions with respect to particular compensation plans.

The form that these regulations and regulatory expectations will take is still evolving but the major requirements are becoming clear and already are being implemented through regulatory, supervisory and examination processes. This regulatory oversight of compensation was applied to the largest U.S. banking organizations over the last two years; bank regulators began to apply their supervisory oversight of compensation to the Company and similarly sized institutions last year. The Board believes that the most appropriate path to implement these regulatory requirements is in response to those requirements as they become clear, not as an ad hoc response to a shareholder proposal. In this way, the Company can better assure that the deferral, clawback and other risk-reward balancing features of its executive and incentive compensation plans comply with changing regulations, do not place it at a competitive disadvantage vis-à-vis competitors subject to similar regulations, and that the risk-reward balance expected to be most beneficial to its shareholders is achieved.

Third, the Board believes Mr. Armstrong’s proposal itself is poorly formulated and imprudent. The Board believes that the alignment of realized compensation and Company performance should occur primarily through the operation of long-term compensation features, such as multi-year vesting, and that recoupment of paid out or realized compensation should occur only in the case of clear and substantial wrongdoing or violation of clear standards. The Company’s current clawback policy contains such standards. Mr. Armstrong’s proposed policy, which is based on “material unsustainability”, does not. The Board is not aware of any legal, accounting or other precedents or usage that would guide it in interpreting and applying such a term or that would guide executives in the conduct of the Company’s business. Moreover, the Company has no right to recoup paid out compensation from its executives in the absence of a statutory, common law or contractual right. The Company is unaware of any legal precedent for recoupment of compensation based on “unsustainable” financial metrics. Thus, actual implementation of Mr. Armstrong’s proposal, if adopted, would be futile, wasteful to the Company’s resources and disruptive to the Company’s relationship with its executives.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal will be required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2011 and 2010.

Audit Fees

Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2011, and 2010, totaled approximately $3.89 million and $4.12 million, respectively.

Audit-Related Fees

Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2011, and 2010, totaled approximately $210,000 and $1.02 million, respectively.

Tax Fees

Tax fees include corporate tax compliance, planning and advisory services. The Company did not incur fees for such services from Ernst & Young LLP for the years ended December 31, 2011 or 2010.

All Other Fees

All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million for each of the years ended December 31, 2011, and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services and all other services performed by the independent registered public accounting firm. There were no services or fees in 2011 or 2010 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of such information, the Company believes that for the period from January 1, 2011 through December 31, 2011, its officers and directors were in compliance with all applicable filing requirements, except as described below.

All members of the Executive Management Committee filed late reports on salary shares granted between January 1, 2011 and February 28, 2011, Messrs. Hume and Abbott filed one late report on option shares granted, Mr. L.E. Simmons filed one late report on deferred compensation shares purchased, Messrs. L.E. Simmons and Quinn filed one late report on grants of restricted stock units, and Mr. Reilly filed two late reports on salary shares granted (each due to Company oversight). Messrs. Anderson and Feiger filed a late report on salary shares granted and Mr. Harris Simmons filed a late report on shares purchased (due to an emergency earthquake closing of the SEC’s offices). Mr. Harris Simmons filed one late report on shares used for taxes on a deferred compensation distribution (due to an oversight by the plan’s third-party administrator).

OTHER BUSINESS

Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our Secretary at least 120 days but not more than 150 days before the date of our proxy statement released to our shareholders in connection with the annual meeting for the preceding year. We must receive proposals from our shareholders on or before December 13, 2012, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2013 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

The notice of a proposal must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company,

•	the text of the proposal to be presented, and

•	a brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company,

•	the name of the person to be nominated,

•	the name, age, business address, residential address, and principal occupation or employment of each nominee,

•	the nominee’s signed consent to serve as a director of the Company, if elected,

•	the number of shares of the Company owned by each nominee,

•	a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•	such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Presiding Director, the Chairman of our Executive Compensation Committee, or with our directors as a group, or persons interested in communicating complaints concerning accounting, internal controls, or auditing matters to our Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15t h Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit Department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot, and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured Web site. To vote by telephone or Online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 13, 2012.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2011.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

Appendix I

ZIONS BANCORPORATION

AMENDED AND RESTATED

2005 STOCK OPTION AND INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the Amended and Restated Zions Bancorporation 2005 Stock Option and Incentive Plan (the “Plan”) is to promote the long-term success of Zions Bancorporation (the “Company”) by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Company and its Related Entities to acquire a proprietary interest in the success of the Company, to remain in the service of the Company and/or Related Entities, and to render superior performance during such service.

1.2 Definitions of Certain Terms

(a) “Award” means an award under the Plan as described in Section 1.5 and Article II.

(b) “Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” Termination of Employment by the Company for “Cause” means, with respect to a Grantee and an Award, (i) except as provided otherwise in the applicable Award Agreement or as provided in clause (ii) below, Termination of Employment of the Grantee by the Company (A) upon Grantee’s failure to substantially perform Grantee’s duties with the Company or a Related Entity (other than any such failure resulting from death or Disability), (B) upon Grantee’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or a Related Entity to whom Grantee directly or indirectly reports, (C) upon Grantee’s commission of an act of fraud or dishonesty resulting in actual or potential economic, financial or reputational injury to the Company or a Related Entity, (D) upon Grantee’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, (E) upon Grantee’s violation of any written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Related Entities, or (F) upon Grantee’s engagement in any other similar conduct or act determined by the Committee in its discretion to constitute “cause”; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination for cause, termination for cause as defined and/or determined pursuant to such agreement. In the event that there is more than one such agreement, the Executive Compensation Committee shall determine which agreement shall govern.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Executive Compensation Committee (including any successor thereto) of the Board and shall consist of not less than two directors. However, if (i) a member of the Executive Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code, is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or is not an “independent director” within the meaning of Nasdaq Market Rule 4350 (c), or (ii) the Executive Compensation Committee otherwise in its discretion determines, then the Executive Compensation Committee may from time to time delegate some or all of its functions under the Plan to a subcommittee composed of members of the Executive Compensation Committee that, if relevant, meet the necessary requirements. The term “Committee” includes the Executive Compensation Committee or any such subcommittee, to the extent of the Executive Compensation Committee’s delegation.

(g) “Common Stock” means the common stock of the Company.

(h) “Disability” means, with respect to a Grantee and an Award, (i) except as provided in the applicable Award Agreement or as provided in clause (ii) below, “disability” as defined in the Company’s long-term disability plan in which Grantee is participating; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination because of disability, “disability” as defined in such agreement. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern. Notwithstanding the foregoing, (A) in the case of an Incentive Stock Option, the term “Disability” for purposes of the preceding sentence shall have the meaning given to it by Section 422 (c)(6) of the Code and (B) to the extent an Award is subject to the provisions of Section 409A of the Code and in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then a Grantee shall be determined to have suffered a Disability only if such Grantee is “disabled” within the meaning of Section 409A of the Code.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) The “Fair Market Value” of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the national securities exchange, association or other market on which the Common Stock is principally traded for such date or the last preceding date on which there was a sale of such Common Stock on such exchange, association or market, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange, association or other market or traded in an over-the-counter market, such value as the Committee, in its discretion shall determine.

(k) “Grantee” means a person who receives an Award.

(l) “Incentive Stock Option” means, subject to Section 2.3 (f), a stock option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any stock option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

(m) “Key Persons” means then acting or prospective directors, officers and employees of the Company or of a Related Entity, and then acting or prospective consultants and advisors to the Company or a Related Entity.

(n) “Non-Employee Director” has the meaning given to it in Section 2.13(a).

(o) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its discretion to be applicable to a Grantee with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted or measured level or levels of achievement or change using one or more of the following measures: (i) revenue, (ii) earnings per share, (iii) net income, (iv) return on assets, (v) return on equity, (vi) stock price, (vii) economic profit or shareholder value added, and (viii) total shareholder return. Such measures may be defined and calculated in such manner and detail as the Committee in its discretion may determine, including whether such measures shall be calculated before or after income taxes or other items, the degree or manner in which various items shall be included or excluded from such measures, whether total assets or certain categories of assets shall be used, whether such measures shall be applied to the Company on a consolidated basis or to certain Related Parties of the Company or to certain divisions, operating units or business lines of the Company or a Related Entity, the weighting that shall be given to various measures if combined goals are used, and the periods and dates during or on which such measures shall be calculated. The Performance Goals may differ from Grantee to Grantee and from Award to Award.

(p) “Person”, whether or not capitalized, means any natural person, any corporation,

partnership, limited liability company, trust or legal or contractual entity or joint undertaking and any governmental authority.

(q) “Related Entity” means any corporation, partnership, limited liability company or other entity that is an “affiliate” of the Company within the meaning of Rule 12b-2 under the Exchange Act.

(r) “Retirement” means, with respect to a Grantee and an Award, (i) except as otherwise provided in the applicable Award Agreement or as provided in clause (ii) below, the Grantee’s Termination of Employment with the Company or a Related Entity for a reason other than for Cause and that at the time of the Termination of Employment the Grantee has reached the following age with the corresponding number of years of service with the Company and/or Related Entities:

Age	Years of Service
55	10
56	9
57	8
58	7
59	6
60 and older	5

or (ii) with respect to a Non-Employee Director, the Grantee’s Termination of Employment with the Company at the end of his or her term of office for any reason other than Cause.

(s) “Rule 16b-3” means Rule 16b-3 under the Exchange Act.

(t) Unless otherwise determined by the Committee and subject to the following sentence, a Grantee shall be deemed to have a “Termination of Employment” upon ceasing employment with the Company or any Related Entity (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company or any Related Entity as a director, consultant, advisor or otherwise). Unless the Committee in its discretion determines otherwise, it shall not be considered a Termination of Employment of a Grantee if the Grantee ceases employment or association with the Company or a Related Entity but continues or immediately commences employment or association with a majority-owned Related Entity or the Company. The Committee in its discretion may determine (i) that a given termination of employment with the Company or any particular Related Entity does not constitute a Termination of Employment (including circumstances in which employment continues with another Related Entity or the Company), (ii) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (iii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iv) when a change in a Grantee’s association with the Company or any Related Entity constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine in its discretion whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case. The Committee may make any such determination at anytime, whether before or after the Grantee’s Termination of Employment.

1.3 Administration

(a) The Committee. The Plan shall be administered by the Committee, which shall consist of not less than two directors.

(b) Authority. The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan (including defining and calculating Performance Goals and certifying that such Performance Goals have been met), (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law or regulations, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended (including, but not limited to, canceling an Award in exchange for a cash payment (or securities with an equivalent value) equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant and the Fair Market Value of a share of Common Stock on the date of cancellation, and, if no such difference exists, canceling an Award without a payment in cash or securities), and (viii) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee.

(c) Voting. Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(d) Binding determinations. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

(e) Exculpation. No member of the Board or the Committee or any officer, employee or agent of the Company or any of its Related Entities (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, in each case as amended from time to time, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(f) Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board may obtain and may rely upon the advice of experts, including professional and financial advisors and consultants to the Committee or the Company. No director, officer, employee or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith reliance on such advice.

(g) Board. Notwithstanding anything to the contrary contained herein (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board, and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.

1.5 Types of Awards under the Plan

Awards may be made under the Plan in the form of stock options, including Incentive Stock Options and non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units, deferred stock units and other stock-based Awards, as set forth in Article II.

1.6 Shares Available for or Subject to Awards

(a) Total shares available. The total number of shares of Common Stock that may be transferred pursuant to Awards granted under the Plan shall not exceed 19,500,000 shares. All of such shares shall be authorized for issuance pursuant to incentive stock options under Section 2.3 or for other Awards under Article II. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares covered by such forfeited, terminated or canceled Award shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. However, if any Award or shares of Common Stock issued or issuable under Awards are tendered or withheld as payment for the exercise price of an Award, the shares of Common Stock may not be reused or reissued or otherwise be treated as being available for Awards or issuance pursuant to the Plan. With respect to a stock appreciation rights, both shares of Common Stock issued pursuant to the Award and shares of Common Stock representing the exercise price of the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the stock appreciation right is forfeited, terminated or cancelled without the delivery of shares of Common Stock. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.

(b) Treatment of Certain Awards. Any shares of Common Stock subject to Awards shall be counted against the numerical limits of this Section 1.6 as one share for every share subject thereto, except that any shares of Common Stock subject to Awards with a per share or unit purchase price lower than 100% of Fair Market Value of a share of Common Stock on the date of grant shall be counted against the numerical limits of this Section 1.6 as 1.5 shares for every one share subject thereto.

(c) Adjustments. The number of shares of Common Stock covered by each outstanding Award, the number or amount of shares or units available for Awards under Section 1.6 (a) or otherwise, the number or amount of shares or units that may be subject to Awards to any one Grantee under Section 1.7 (b) or otherwise, the price per share of Common Stock or units covered by each such outstanding Award and any other calculation relating to shares of Common Stock available for Awards or under outstanding Awards (including Awards under Section 2.13) shall be proportionately adjusted by the Committee in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock or similar transaction, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock (including rights offerings) other than regular cash dividends or (ii) any other unusual or nonrecurring event affecting the Company or its financial statements or any change in applicable law, regulation or accounting principles; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number. The Committee’s determinations as to the manner of effecting this Section 1.6(c) shall be conclusive and binding.

(d) Grants exceeding allotted shares. If the shares of Common Stock covered by an Award exceeds, as of the date of grant, the number of shares of Common Stock which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess shares of Common Stock unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock subject to the Plan is timely obtained in accordance with the Plan.

1.7 Regulatory Considerations

(a) General. To the extent that the Committee determines it desirable for any Award to be given any particular tax, accounting, legal or regulatory treatment, the Award may be made by a Committee consisting of qualifying directors, subject to any necessary restrictions, conditions or other terms or otherwise in such manner as is necessary to obtain the desired treatment.

(b) Code Section 162(m) provisions. Unless and until the Committee determines that an Award to a Grantee shall not be designed to qualify as “performance-based compensation” under Section 162(m) of the Code, the following rules shall apply to Awards granted to Grantees:

(i) No Grantee shall be granted, in any fiscal year, stock options or stock appreciation rights to purchase (or obtain the benefits of the equivalent of) more than 500,000 shares of Common Stock;

(ii) No Grantee shall be granted, in any fiscal year, more than 166,666 shares of restricted stock, unrestricted stock, restricted stock units or performance shares;

(iii) No Grantee shall receive performance units, in any fiscal year, having a value greater than $5 million, provided that if any units are awarded with respect to multiple years of service, such limit shall be multiplied by such number of years (not to exceed five years).

(iv) No Grantee shall be granted, in any fiscal year, dividend equivalent rights with respect to more shares than the aggregate number of shares and units granted to such Grantee in such year; and

(v) For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee in its discretion may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting share Awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

1.8 No Repricing

Without consent of the Company’s shareholders, the exercise price (or equivalent) for an Award may not be reduced. This shall include, without limitation, a repricing of the Award as well as an Award exchange program whereby the Grantee agrees to cancel an existing Award in exchange for a new Award, cash or any other form of consideration.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Awards and Award Agreements

Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. Such provisions may include restrictions on the Grantee’s right to transfer the shares of Common Stock issuable pursuant to the Award, a requirement that the Grantee become a party to an agreement restricting transfer or allowing repurchase of any shares of Common Stock acquired pursuant to the Award, a requirement that the Grantee acknowledge that such shares are acquired for investment purposes only, and a right of first refusal exercisable by the Company in the event that the Grantee wishes to transfer any such shares. The Committee may grant Awards in tandem or in connection with or independently of or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, shares of Common Stock or other securities (or proceeds from the sale thereof), other Awards (by surrender or cancellation thereof or otherwise) or other property and may be made in a single payment or transfer, in installments or on a deferred basis. The Committee may determine that a Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine. The Committee shall determine if loans (whether or not secured by shares of Common Stock) may be extended, guaranteed or arranged by the Company with respect to any Awards; provided, however, that loans to executive officers of the Company may not be extended, guaranteed or arranged by the Company in violation of Section 402 of the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve System or any other applicable law or regulation. Subject to the terms of the Plan, the Committee at any time, whether before or after the grant, expiration, exercise, vesting or maturity of an Award or the Termination of Employment of a Grantee, may determine in its discretion to waive or amend any term or condition of an Award, including transfer restrictions, vesting, maturity and expiration dates, and conditions for vesting, maturity or exercise.

2.2 No Rights as a Shareholder

No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the transfer of such shares to such person. Except as otherwise provided in Section 1.6(c), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

2.3 Grant of Stock Options, Stock Appreciation Rights and Additional Options

(a) Grant of stock options. The Committee may grant stock options, including Incentive Stock Options and nonqualified stock options, to purchase shares of Common Stock from the Company, to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.

(b) Grant of stock appreciation rights. The Committee may grant stock appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any stock option granted under the Plan. A stock appreciation right may be granted at or after the time of grant of such option.

(c) Stock appreciation rights. The Grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement (if the stock appreciation right is granted in connection with a stock option, then the exercise price of the option), multiplied by (iii) the number of shares with respect to which the stock appreciation right is exercised. Payment to the Grantee upon exercise of a stock appreciation right shall be made in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a stock appreciation right granted in connection with a stock option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced correspondingly by the number of shares with respect to which the option is exercised.

(d) Exercise price. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the exercise price, which shall be determined by the Committee in its discretion; provided, however, that the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the Award is granted (except as permitted in connection with the assumption or issuance of options or stock appreciation rights in a transaction to which Section 424 (a) of the Code applies).

(e) Exercise periods. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, and, if applicable, the conditions which must be satisfied (including the attainment of Performance Goals) in order for the Award evidenced thereby to be exercisable, whether in whole or in part. Such periods and conditions shall be determined by the Committee in its discretion; provided, however, that no stock option or stock appreciation right shall be exercisable more than ten (10) years after the date the Award is issued.

(f) Incentive stock options. Notwithstanding Section 2.3(d) and (e), with respect to any Incentive Stock Option or stock appreciation right granted in connection with an Incentive Stock Option (i) the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Section 424(a) of the Code applies) and (ii) the exercise period shall not be for longer than ten (10) years after the date of the grant. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options and stock appreciation rights granted in connection with Incentive Stock Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Section 422 of the Code, such options and rights shall be treated as nonqualified stock options. For purposes of this Section 2.3(f), Incentive Stock Options shall be taken into account in the order in which they were granted.

(g) Ten percent owners. Notwithstanding the provisions of Sections 2.3(d), (e) and (f), to the extent required under Section 422 of the Code, an Incentive Stock Option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the exercise price is at least 110% of the Fair Market Value of the shares subject thereto, and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.

2.4 Exercise of Stock Options and Stock Appreciation Rights

Each stock option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a) Exercise period. A stock option or stock appreciation right shall become and cease to be exercisable at such time or times as determined by the Committee.

(b) Manner of exercise. Unless the applicable Award Agreement otherwise provides, a stock option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A stock option or stock appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.

(c) Payment of exercise price. Any written notice of exercise of a stock option shall be accompanied by payment of the exercise price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award Agreement or otherwise permitted by the Committee in its discretion (A) by delivery of shares of Common Stock (which, if acquired pursuant to the exercise of a stock option or under an Award made under this Plan or any other compensatory plan of the Company, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the exercise price and cash for any remaining portion of the exercise price, (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

(d) Delivery of shares. Promptly after receiving payment of the full exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment by the Company will be made partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), transfer to the Grantee or to such other person as may then have the right to exercise the Award, the shares of Common Stock for which the Award has been exercised and to which the Grantee is entitled. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the shares to the Grantee’s broker-dealer.

2.5 Cancellation and Termination of Stock Options and Stock Appreciation Rights

The Committee may, at any time prior to the occurrence of a change of control and in its discretion, determine that any outstanding stock options and stock appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and stock appreciation rights not granted in connection with an option) may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the shares of Common Stock and the applicable exercise price per share multiplied by the number of shares of Common Stock subject to such Award; provided that, if such product is zero or less or to the extent that the Award is not then exercisable, the stock options and stock appreciation rights will be canceled and terminated without payment therefore.

2.6 Termination of Employment

(a) Termination of Employment by Grantee for any Reason or By the Company for Cause. Except to the extent otherwise provided in paragraphs (b), (c), (d) and (e) below or in the applicable Award Agreement, all stock options and stock appreciation rights whether or not vested and to the extent not theretofore exercised shall terminate immediately upon (i) the Grantee’s Termination of Employment at Grantee’s election for any reason or (ii) Grantee’s Termination of Employment by the Company for Cause.

(b) At election of Company or a Related Entity. Except to the extent otherwise provided in the applicable Award Agreement, upon the Termination of Employment of a Grantee at the election of the Company or a Related Entity (other than in circumstances governed by paragraph (a) above or paragraphs (c), (d) or (e) below) the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of the Termination of Employment; and (ii) exercise must occur within three (3) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.

(c) Retirement. Except to the extent otherwise provided in the applicable Award Agreement, upon the Termination of Employment of a Grantee by reason of the Grantee’s Retirement, the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of Retirement; (ii) exercise must occur within three (3) years after Retirement but in no event after the expiration date of the Award as set forth in the Award Agreement; and (iii) notwithstanding clause (ii) above, the option or right shall terminate on the date Grantee begins or agrees to begin employment with another company that is in the financial services industry unless such employment is specifically approved by the Committee.

(d) Disability. Except to the extent otherwise provided in the applicable Award Agreement, upon the termination of Employment of a Grantee by reason of Disability the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of Termination of Employment; and (ii) exercise must occur six (6) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.

(e) Death. Except to the extent otherwise provided in the applicable Award Agreement, if a Grantee dies during the period in which the Grantee’s stock options or stock appreciation rights are exercisable, whether pursuant to their terms or pursuant to paragraph (b), (c) or (d) above, any outstanding stock option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of death; and (ii) exercise must occur six (6) months after the date of the Grantee’s death. Any such exercise of an Award following a Grantee’s death shall be made only by the Grantee’s executor or administrator, unless the Grantee’s will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will shall be entitled to exercise any Award pursuant to the preceding sentence, such executor (or administrator) or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the Grantee.

2.7 Grant of Restricted Stock and Unrestricted Stock

(a) Grant of restricted stock. The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.

(b) Grant of unrestricted stock. The Committee may grant unrestricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.

(c) Rights as shareholder. The Company may issue in the Grantee’s name shares of

Common Stock covered by an Award of restricted stock or unrestricted stock. Upon the issuance of such shares, the Grantee shall have the rights of a shareholder with respect to the restricted stock or unrestricted stock, subject to the transfer restrictions and the Company’s repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement.

(d) Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the Plan or the applicable Award Agreement.

(e) Nontransferable. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the restricted stock shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of restricted stock.

(f) Termination of employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, shares of restricted stock that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.

2.8 Grant of Restricted Stock Units

(a) Grant of restricted stock units. The Committee may grant Awards of restricted stock units to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.

(b) Vesting. The Committee, at the time of grant, shall specify the date or dates on which the restricted stock units shall become vested and other conditions to vesting (including the attainment of Performance Goals).

(c) Maturity dates. At the time of grant, the Committee shall specify the maturity date or dates applicable to each grant of restricted stock units, which may be determined at the election of the Grantee if the Committee so determines. Such date may be on or later than, but may not be earlier than, the vesting date or dates of the Award. On the relevant maturity date(s), the Company shall transfer to the Grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such shares of Common Stock.

(d) Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, restricted stock units that have not vested or matured shall be forfeited and canceled.

2.9 Grant of Performance Shares and Performance Units

(a) Grant of performance shares and units. The Committee may grant performance shares in the form of actual shares of Common Stock or share units over an identical number of shares of Common Stock, to such Key Persons, in such amounts (which may depend on the extent to which Performance Goals are attained), subject to the attainment of such Performance Goals and satisfaction of such other terms and conditions (which may include the occurrence of specified dates), as the Committee shall determine in its discretion, subject to the provisions of the Plan. The Performance Goals and the length of the performance period applicable to any Award of performance shares or performance units shall be determined by the Committee. The Committee shall determine in its discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

(b) Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing performance shares shall remain in the possession of the Company until such performance shares are earned and are free of any restrictions specified in the Plan or the applicable Award Agreement.

(c) Nontransferable. Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the performance shares shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of performance shares, as dividends or otherwise, shall be subject to the same restrictions applicable to such performance shares. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of performance shares.

(d) Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, performance shares and performance share units that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.

2.10 Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the Award Agreement with respect to any Award, other than a stock option or stock appreciation right, a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of Common Stock covered by such Award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise or vesting of, or the attainment or satisfaction of terms and conditions applicable to, the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.11 Deferred Stock Units.

(a) Description. Deferred stock units shall consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Committee in its discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Committee. Deferred stock units shall remain subject to the claims of the Company’s general creditors until distributed to the Grantee.

(b) 162(m) limits. Deferred stock units shall be subject to the annual Section 162(m) limits applicable to the underlying restricted stock, restricted stock unit, performance share or performance unit Award as forth in Section 1.7(b).

2.12 Other Stock-Based Awards

The Committee may grant other types of stock-based Awards to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.13 Director Stock Options

(a) Eligibility. Until and unless the Committee in its discretion determines otherwise (i) all voting directors of the Company who are not employees of the Company (“Non-Employee Directors”) shall automatically receive stock options pursuant to this Section 2.13.

(b) Grant of director stock options. Until and unless the Committee in its discretion determines otherwise, pursuant to this section 2.13 (i) on the first business day after the date the Plan is approved by the Company’s shareholders, each Non-Employee Director shall automatically be granted stock options to purchase four thousand (4,000) shares of Common Stock, (ii) on the first business day following the annual meeting of the shareholders of the Company in 2006 and 2007, each Non-Employee Director shall automatically be granted stock options to purchase four thousand (4,000) shares of Common Stock, and (iii) on the first business day following the annual meeting of the shareholders of the Company in each year thereafter, each Non-Employee Director shall automatically be granted stock options to purchase a number of shares of Common Stock equal to $70,000 divided by the per option expense expected by the Company on such date to be recorded by it for the grant of such options in its financial reports filed with the Securities and Exchange Commission, rounded to the nearest 100 (the “Determined Amount”). If the number of shares then remaining available for the grant of stock options under the Plan is not sufficient for each Non-Employee Director to be granted a stock option for four thousand (4,000) shares of the Determined Amount of shares, as the case may be, then each Non-Employee Director shall be granted a stock option for a whole number of shares equal to the number of shares then remaining available divided by the number of Non-Employee Directors, disregarding any fractional shares.

(c) Exercise Price. Notwithstanding Section 2.3(d), until and unless the Committee in its discretion determines otherwise, the per share exercise price for each stock option granted under this Section 2.13 shall be 100% of the Fair Market Value of a share of Common Stock on the date the stock option is granted.

(d) Exercise Period. Notwithstanding Section 2.3(e), until and unless the Committee in its discretion determines otherwise, each stock option granted under this Section 2.13 shall vest and become exercisable in four equal installments of one thousand (1,000) shares beginning on the date six months from the date of the grant and on each anniversary of the first vesting date. Notwithstanding Section 2.3(e), and subject to Sections 2.6 and 3.7 and other applicable provisions of the Plan, until and unless the Committee in its discretion determines otherwise, each stock option granted under this Section 2.13 shall be exercisable for ten (10) years from the date of grant and shall expire thereafter.

(e) Non-statutory options. Stock options granted under this Section 2.13 will constitute nonqualified stock options.

(f) Other stock option terms applicable. Except as set forth in this Section 2.13, all stock options granted under this Section 2.13 will be subject to and benefited by the terms and conditions (including Section 3.7) of the Plan applicable to other stock options granted under the Plan.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan; Modification of Awards

(a) Board authority to amend Plan. The Board in its discretion may at any time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an assumption or other action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be effective with respect to such Grantee and Award only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Board that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.

(b) Shareholder approval. Shareholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or rule (including the rules of self-regulatory organizations).

(c) Committee authority to amend Awards. The Committee in its discretion may at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an Award or the Termination of Employment of a Grantee, amend any outstanding Award or Award Agreement, including an amendment which would accelerate or extend the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.

(d) Regulatory changes generally. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or an outstanding Award or Award Agreement to the extent necessary to preserve any tax, accounting, legal or regulatory treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), without regard to whether such amendment adversely affects a Grantee’s rights under the Plan or such Award and Award Agreement.

(e) Section 409A changes. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or any outstanding Award or Award Agreement to the extent necessary to avoid the imposition of any tax under Section 409A of the Code. Any such amendments to the Plan, an Award or an Award Agreement may be adopted without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), regardless of whether such amendment adversely affects a Grantee’s rights under the Plan or such Award or Award Agreement.

(f) Other tax changes. In the event that changes are made to Section 83(b), 162(m), 422 or other applicable provision of the Code the Board or the Committee may, subject to Sections 3.1 (a), (b) and (c), make any adjustments it determines in its discretion to be appropriate with respect to the Plan or any Award or Award Agreement.

3.2 Tax Withholding

(a) Tax withholdings. As a condition to the receipt of any shares of Common Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(b) Withholding shares. If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, unless otherwise provided in the applicable Award Agreement, the Grantee may satisfy only the minimum statutory withholding obligation imposed under paragraph (a) by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

3.3 Restrictions

(a) Required consents. If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) Definition. The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Nonassignability

(a) Nonassignability. No Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 3.4 shall be void. Notwithstanding the foregoing, the Committee may in its discretion permit the donative transfer of any Award under the Plan (other than an Incentive Stock Option) by the Grantee (including to a trust or similar instrument), subject to such terms and conditions as may be established by the Committee.

(b) Cashless exercises permitted. The restrictions on exercise and transfer in paragraph (a) above shall not be deemed to prohibit the authorization by the Committee of “cashless exercise” procedures with parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable legal restrictions and Rule 16b-3.

3.5 Requirement of Notification of Election Under Section 83(b) of the Code

If a Grantee, in connection with the acquisition of shares of Common Stock under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Grantee makes such an election, the Grantee shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

3.6 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

3.7 Change in Control

(a) Definition. A “Change in Control” means the occurrence of any one of the following events:

(i) any Person (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any corporation controlled by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below), (E) pursuant to any acquisition by Grantee or any group of persons including Grantee (or any entity controlled by Grantee or any group of persons including Grantee), (F) a transaction (other than one described in clause (iii) below) in which outstanding Company Voting Securities are acquired from the Company, if a majority of the Continuing Directors (as defined in clause (ii) below) approve a resolution providing expressly that the acquisition pursuant to this subclause (F) does not constitute a Change in Control under this clause (F), or (G) any acquisition by a person of 20% of the outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such person to 20% or more of the outstanding Company Voting Securities, provided, however, that if a person shall become the beneficial owner of 20% or more of the outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;

(ii) individuals who, on March 1, 2005, constitute the Board (“Continuing Directors”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Continuing Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be a Continuing Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Continuing Directors (any Business Combination which satisfies all of the criteria specified in subclauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); provided, however, that if Continuing Directors constitute a majority of the Board immediately following the occurrence of a Business Combination, then a majority of Continuing Directors in office prior to the Consummation of the Business Combination may approve a resolution providing expressly that such Business Combination does not constitute a Change in Control under this clause (iii) for any and all purposes of the Plan.

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or such surviving entity outstanding immediately after such sale or disposition.

(b) Effect of Change in Control. Upon the occurrence of a Change in Control specified in paragraph (a)(i) or (a)(ii) above and immediately prior to the occurrence of a Change in Control specified in paragraph (a)(iii), (a)(iv) or (a)(v) above, Awards shall Fully Vest (as defined in paragraph (c) below). If, within two (2) years after the occurrence of a Change in Control a Termination of Employment occurs with respect to any Grantee for any reason other than Cause, Disability, death or Retirement, Grantee shall be entitled to exercise Awards at any time thereafter until the earlier of (i) the date forty-two (42) months after the date of Termination of Employment and (ii) the expiration date in the applicable Award Agreement.

(c) Fully Vest. The following shall occur if Awards “Fully Vest”: (i) any stock options and stock appreciation rights granted under the Plan shall become fully vested and immediately exercisable, (ii) any restricted stock, restricted stock units, performance shares, performance units and other stock-based Awards granted under the Plan will become fully vested and matured, any restrictions applicable to such Awards shall lapse and such Awards denominated in stock will be immediately paid out, and (iii) any Performance Goals applicable to Awards will be deemed to be fully satisfied; provided that (A) any Performance Goals whose performance period has not yet lapsed shall be calculated based on the higher of (x) the target value of the Awards as established by the Committee and (y) the value of the Awards calculated under the terms of the Awards based on the average performance through the end of the fiscal quarter immediately prior to the effective date of the Change of Control (continued pro forma through the end of the performance period if necessary for purposes of determining whether the Performance Goal would have been met), and (B) if the Award has a performance period greater than one (1) year, the amount of the Award payable to the Grantee will be pro rated, based on a fraction, the numerator of which is the number of fiscal quarters completed from the beginning of the performance period until the effective date of the Change of Control and the denominator is the total number of fiscal quarters in the performance period.

(d) Section 409A. To the extent it is necessary for the term “change of control” to be defined as provided in Section 409A of the Code in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then the term “change in control”, only insofar as it applies to any such Award, shall be defined as provided in Section 409A of the Code, rather than as provided in Section 3.7 (a), and the terms of Sections 3.7(b) through (c) shall be applied and interpreted with respect to such Section 409A definition in such manner as the Committee in its discretion determines to be equitable and reflect the intention of Sections 3.7(a) through (c).

3.8 No Right to Employment

Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or any Related Entity or affect any right which the Company or Related Entity may have to terminate such employment or association at any time (with or without cause).

3.9 Nature of Payments

Unless the Committee determines at any time in its discretion, any and all grants of Awards and issuances of shares of Common Stock under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

3.10 Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

3.11 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12 Interpretation

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. As used in the Plan, “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are followed by such words or words of like import; except as the context requires, the singular includes the plural and visa versa; and references to any agreement or other document are references to such agreement or document as amended or supplemented from time to time. Any determination, interpretation or similar act to be made by the Committee shall be made in the discretion of the Committee, whether or not the applicable provisions of the Plan specifically refer to the Committee’s discretion.

3.13 Effective Date and Term of Plan

Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options, shall terminate on the tenth anniversary of the adoption of the Plan by the Board; provided that the Plan shall continue to govern outstanding Awards until such Awards have been satisfied or terminated. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.14 Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflict of laws.

3.15 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

3.16 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.17 Successors and Assigns

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

3.19 Relation to Key Employee Plan, You’re the Owner Plan and Directors Plan

Notwithstanding any other provisions to the contrary in the Company’s Key Employee Incentive Stock Option Plan, Amended and Restated 1998 Non-Qualified Stock Option and Incentive Plan or Amended and Restated 1996 Non-Employee Directors Stock Option Plan (“Directors Plan”), upon shareholder approval of this Plan and filing and effectiveness of a Form S-8 registration statement with the Securities and Exchange Commission for this Plan, no new awards of shares of Common Stock will be granted under the Company’s Key Employee Incentive Stock Option Plan, Amended and Restated 1998 Non-Qualified Stock Option and Incentive Plan or Directors Plan. Notwithstanding anything to the contrary in the Directors Plan or Section 2.13, only one grant of stock options shall be made to Non-Employee Directors in 2005 pursuant to the Directors Plan and/or Section 2.13.

Appendix II

2012 MANAGEMENT INCENTIVE COMPENSATION PLAN

1.	PURPOSE

The purpose of the Plan is to promote the interests of the Company and its affiliates by attracting and retaining an outstanding senior executive management team. Awards payable under this Plan are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Code.

2.	DEFINITIONS

(a) “Adjusted Operating Income” means, for any Plan year, the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with GAAP.

(b) “Affiliate” means any corporation, partnership, limited liability company or other entity that is an “affiliate” of the Company within the meaning of Rule 12b-2 under the Exchange Act.

(c) “Award” means that portion, if any, of a Maximum Award that is granted by the Committee to a Covered Employee with respect to a Plan Year.

(d) “Board” means the Company’s Board of Directors.

(e) “CEO” means the Company’s chief executive officers during each Plan Year. If more than one person serves as the Company’s chief executive officer during a Plan Year, the term “CEO” shall mean each of such persons.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g) “Committee” means the Executive Compensation Committee of the Board or such other committee or sub-committee consisting of two or more members of the Board, selected by the Board, each of which members shall be an “Outside Director” for purposes of Section 162(m) of the Code.

(h) “Company” means Zions Bancorporation.

(i) “Covered Employee” means (i) the CEO, and (ii) the three (3) most highly compensated executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) other than the CEO or CFO on the last day of each Plan Year. Covered Employees may be officers of the Company or its Affiliates.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “GAAP” means United States generally accepted accounting principles.

(l) “Maximum Award” for each Covered Employee means 1% of Adjusted Operating Income.

(m) “Plan” refers to this 2012 Management Incentive Compensation Plan of the Company.

(n) “Plan Year” refers to each annual fiscal year of the Company.

3.	ADMINISTRATION

The Plan will be administered by the Committee. The Committee will determine the amount of Awards, if any, to be granted under the Plan to the Covered Employees for the Plan Year subject to the terms and conditions set forth in the Plan and to other terms and conditions established by the Committee that are consistent with the purpose and provisions of the Plan.

The Committee may prescribe, amend or rescind rules, regulations, policies, interpretations and guides as deemed appropriate for the proper and effective administration of the Plan.

The Plan is intended to comply with the requirements of the Troubled Asset Relief Program (“TARP”), the Code, and any rules or regulations promulgated thereunder. The Committee, in its sole discretion, may interpret and construe any provision of the Plan and adopt such rules as it may deem necessary in order to comply with the requirements of TARP, the Code, or the rules or regulations promulgated thereunder, or to conform to any change in any law applicable thereto.

No member of the Committee or employee of the Company will be personally liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan. All decisions, determinations and interpretations of the Committee will be final and binding.

4.	DETERMINATION OF ADJUSTED OPERATING INCOME AND MAXIMUM AWARDS

After the end of each Plan Year, the Company shall compute the Adjusted Operating Income for that Plan Year and the Maximum Award for each Covered Employee for that Plan Year. The Committee will certify, in writing and prior to the grant of any Awards for a given Plan Year, the Maximum Award for each Covered Employee and the total amount of Adjusted Operating Income for the Plan Year.

5.	GRANT OF AWARDS

After the computations, reports and certifications prescribed under Section 4 have been made, the Committee, in its sole discretion, shall determine the amounts, if any, of the Maximum Award to be granted to each of the Covered Employees as an Award for that Plan Year taking into account such factors as it deems relevant, including, without limitation: (i) the Adjusted Operating Income for the Plan Year; and (ii) a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experiences and responsibilities at other institutions, individual job performance, local market conditions and the Committee’s perception of the overall financial performance of the Company (particularly operating results).

In no event shall any Award to a Covered Employee under the Plan in any Plan Year exceed such Covered Employee’s Maximum Award. The Committee shall have no obligation to disburse the full amount of a Maximum Award for any Plan Year, and amounts of a Covered Employee’s Maximum Award for a Plan Year that are not actually granted as an Award may not be re-allocated to other Covered Employees or utilized for Awards in other Plan Years.

6.	PAYMENT OF AWARDS

The Award, if any, earned by and granted to a Covered Employee will paid following the close of the applicable Plan Year and the certification by the Committee described in Section 4 above and at approximately the same time discretionary annual bonuses are paid to other executive officers of the Company.

7.	DEFERRAL OF AWARDS

A Covered Employee may elect in writing to defer receipt of all or a portion of an Award earned for a specified time as permitted under the terms of any Company sponsored plan that permits a Covered Employee to defer the Award provided herein.

8.	TERMINATION OF EMPLOYMENT

In the event of termination of employment of a Covered Employee, voluntarily or by the actions of the Company, with or without cause, for any reason, at any time before payment of the Award, the Covered Employee will forfeit all rights to any Award, except to the extent the Covered Employee is entitled to payment of the Award pursuant to a change in control, death or disability.

9.	ADJUSTMENTS UPON CERTAIN CORPORATE TRANSACTIONS

In the event of a reorganization, merger, consolidation or similar transaction in which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, then the Company or a successor corporation, if any, may continue the Plan and, if not, the Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Plan Year which will end after such event based on the portion of the Plan Year occurring prior to such event, unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation or the Committee in its sole discretion determines otherwise.

Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made will be final, binding and conclusive.

10.	GENERAL PROVISIONS

(a) No Right to Participate. Nothing in the Plan will be deemed to give a Covered Employee, his or her legal representative or any other person or entity claiming under or through a Covered Employee, any contract or right to participate in the benefits of the Plan.

(b) No Employment Right. Participation in the Plan will not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company will continue to employ any individual.

(c) Nontransferability. Neither a Covered Employee nor any designated beneficiary of a Covered Employee shall have any right to assign, transfer, attach or hypothecate any benefits or payments under the Plan.

(d) Withholding. The Company has the right to deduct any amount required to be withheld under applicable federal, state or local tax laws with respect to the payment of any Award.

(e) Restricted Liability. Payments held by the Company before distribution will not be liable for the debts, contracts or obligations of any Covered Employee or beneficiary, or be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.

(f) Nonexclusive. This Plan does not constitute the exclusive means by which Covered Employees may receive incentive compensation.

(g) Change in Control Agreements. Compensation under the Plan shall be treated in the same manner as annual bonuses for all purposes of any change in control, employment or similar agreement between the Company and a Covered Employee.

11.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

Subject to Section 12 below, the Company may amend, suspend or terminate the Plan at any time. The Committee will determine the effect on Awards that may be affected by such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.

12.	EFFECTIVE DATE AND STOCKHOLDER APPROVAL

Upon its approval by stockholders at the Company’s 2012 annual meeting, this Plan will become effective retroactively as of January 1, 2012. Awards granted to Covered Employees shall be subject to, and contingent upon, the disclosure to the stockholders of the Company of the material terms of this Plan and stockholder approval of such terms. Such stockholder approval shall be required each time the Committee changes the definitions of Covered Employee, Adjusted Operating Income or Maximum Award under this Plan or changes other material terms under this Plan that would cause the Maximum Award to not continue to be considered a performance goal under Section 162(m) of the Code.

ZIONS BANCORPORATION – ONE SOUTH MAIN STREET, 15th FLOOR – SALT LAKE CITY, UTAH 84133-1109

(801) 524-4787

www.zionsbancorporation.com

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THE COMPANY NAME INC.—COMMON 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345

THE COMPANY NAME INC.—401 K 123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CONTROL #

SHARES

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0000135929_1 R1.0.0.11699

ZIONS BANCORPORATION

ONE SOUTH MAIN STREET, 15TH FLOOR

SATLAKE CITY, UT 84133-1109

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Abstain

1a. Jerry C. Atkin

1b. R. D. Cash

1c. Patricia Frobes

1d. J. David Heaney

1e. Roger B. Porter

1f. Stephen D. Quinn

1g. Harris H. Simmons

1h. L.E. Simmons

1i. Shelley Thomas Williams

1j. Steven C. Wheelwright

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain

2	Ratification of the appointment of Ernst &

Young LLP as the Independent Registered Public

Accounting Firm to audit the Company’s financial statements for the current fiscal year.

3	Approval, on a nonbinding advisory basis, of the compensation paid to the company’s executive officers named in the proxy statement with respect to the fiscal year ended December 31, 2011.
4	Approval of amendments to the Company’s Amended and Restated 2005 Stock Option and Incentive Plan.
5	Approval of the Company’s 2012 Management Incentive Compensation Plan.

The Board of Directors recommends you vote AGAINST the following SHAREHOLDER proposal: For Against Abstain

6	That the Board of Directors adopt a policy to review and determine whether to seek recoupment of bonuses and other incentive compensation.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000135929_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ZIONS BANCORPORATION

Annual Meeting of Shareholders

May 25, 2012 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Scott Anderson and Doyle L. Arnold, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 5/25/2012, at the Zions Bank Building Founders Room—18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side